Exhibit 99II-1(v)

DATED 18th April 2006

(1) THE SHAREHOLDERS OF ALCHEMY LABORATORIES LIMITED
(whose details are set out in part 1 of the Schedule)

(2) BBI HOLDINGS PLC

SHARE PURCHASE AGREEMENT
relating to
the acquisition of the entire issued share capital of
ALCHEMY LABORATORIES LIMITED

Berry Smith
Haywood House
Dumfries Place
Cardiff
CF10 3GA

THIS AGREEMENT is dated 18th April 2006

PARTIES

(1)                     THOSE PERSONS whose names and addresses are set out in part 1 of the Schedule (“the Sellers”)

(2)                     BBI HOLDINGS PLC (registered number: 3898291) whose registered office is at Golden Gate, Ty Glas Avenue, Cardiff, CF4 5DX (“Buyer”);

BACKGROUND

(A)                 Alchemy Laboratories Limited (Company), a company registered in Scotland with number SC178704, has at the date of this Agreement an authorised share capital of £100 divided into 100 Ordinary Shares of £1 each all of which are issued and fully paid or credited as fully paid and are owned by the Sellers in the proportions shown opposite their respective names in column (2) of part 1 of the Schedule.

(B)                   The Sellers have agreed to sell the Shares to the Buyer and the Buyer has agreed to purchase the Shares in reliance (inter alia) upon the representations, warranties and undertakings in this Agreement, for the consideration and otherwise upon and subject to the terms and conditions of this Agreement.

(C)                   The Buyer has agreed to join in this Agreement for the purposes set out in this Agreement.

AGREED TERMS

1.                          Definitions and interpretation

1.1                   In this Agreement the following words and expressions have the meanings set opposite them:

Accounts:

the audited balance sheet as at the Balance Sheet Date and the unaudited (with the exception of the profit and loss account for the periods ended 31st December 2003 and 31st December 2005, which were both audited) profit and loss account for each of the last five accounting reference periods ended on the Balance Sheet Date of the Company and the notes, reports, statements and other documents which are or would be required by law to be annexed to the Accounts of the Company and to be sent or made available to members for such Financial Year;

Accounting Standards:	statements of standard accounting practice (including financial reporting standards) adopted or issued by the ASB;

Additional Consideration	has the meaning set out in clause 8.1;

Additional Subscription Shares:	the ordinary shares of 2.5p each (if any) in the capital of the Buyer referred to in clause 8;

Agreement for Lease:

the agreement for the New Lease between the Company and Hornbuckle Mitchell Trustees Limited, Richard Lewis Lamotte and Fiona Sylvia Ormond Lamotte as Trustees of the Private Pensions – Alchemy Group SIPP in the agreed terms and to be entered into on or before Completion;

ASB:	The Accounting Standards Board Limited (no. 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;

Affiliate:	in relation to any body corporate, any Holding Company undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

Agreement:	this agreement including its recitals and the Schedule but not the Tax Deed;

Alternative Investment Market:	the Alternative Investment Market of the London Stock Exchange;

Balance Sheet Date:	31st December 2005;

Business:	the businesses of the Company at the date hereof;

Business Day:	a day (other than a Saturday or Sunday) when banks are open for business in London;

Buyer’s Accountants:	Pricewaterhouse Coopers, One Kingsway, Cardiff;

Buyer’s Group:	the Buyer and its Affiliates;

Buyer’s Solicitors:	Berry Smith, of Haywood House, Dumfries Place, Cardiff, CF10 3GA;

CA 85:	Companies Act 1985;

CAA:	Capital Allowances Act 2001;

Claim:	any claim by the Buyer in connection with the Warranties or the Indemnities;

Closing Price:

the closing selling price of an ordinary share of 2.5p in the capital of the Buyer on the Alternative Investment Market as derived from the Alternative Investment Market Appendix of the Daily Official List;

Companies Acts:	as defined in section 744, CA 85 together with the Companies Act 1989;

Competent Authority:	any person or legal entity (including any government or government agency) having enforcement powers and/or regulatory authority under Environmental Laws and/or any court of law or tribunal;

Completion:	completion of the sale and purchase of the Shares pursuant to this Agreement;

Completion Accounts:	the accounts referred to in clause 5 prepared in accordance with part 8 of the Schedule;

Confidential Information:	all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

(i) the Company; (ii) any aspect of the Business: (iii) the provisions of this Agreement; (iv) the negotiations relating to this Agreement; (v) the subject matter of this Agreement; or (vi) the Buyer;

but excluding any information which is within the public domain.

Connected Person:	a person connected with any of the Sellers or the Directors within the meaning of section 839, TA 88;

Consideration	the Initial Consideration and (if any) the Additional Consideration;

Copyright:

copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England, or of any other jurisdiction;

Defence Contracts

all contracts or arrangements trader which the Company provides goods or services for the ultimate benefit of the Ministry of Defence or the Home Office, which shall be held to include all contracts relating to goods or services procured directly or indirectly by the Defence Science Testing Laboratory (“DSTL”), Defence Procurement Agency (“DPA”) or the Home Office; for the avoidance of doubt, the provision by the Company of goods or services to any undertaking which is acting as a contractor (or a sub-contractor of any contractor or other subcontractor) for DSTL, DPA or the Home Office shall be considered to be a contract for the indirect procurement of the applicable goods or services from the Company by either DSTL, DPA or the Home Office;

Defence Contracts Warranties	those warranties set out in part C of part 4 of the Schedule;

Directors:	the directors of the Company named in Part 3 of the Schedule;

Disclosed:

accurately and fairly disclosed by the Disclosure Documents and by the general disclosures specifically referred to in paragraphs (a) to (h) appearing on pages 2 and 3 of the Disclosure Letters and “Disclosure” shall be construed accordingly;

Disclosure Documents:

the Disclosure Letters and the two identical bundles of documents in relation to each of the Disclosure Letters collated by or on behalf of the Sellers, the outside covers of each of which have been signed for identification by or on behalf of the Sellers and the Buyer;

Disclosure Letters:	the First Disclosure Letter and the Second Disclosure Letter;

Employees	those persons employed by the Company as at the date hereof listed in the Disclosure Documents;

Encumbrance:

any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, assignation, hypothecation, security interest, title retention or any other security agreement or arrangement;

Environment:

any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and island waters); and land (including land under water);

Environmental agreements:

any and all leases or licences or other agreements which are binding upon the Company but only to the extent that they relate, either wholly or in part, to the protection of the Environment, and/or the;

Environmental Laws:

any and all laws, whether civil, criminal or administrative which have as a purpose or effect the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm applicable to the Company, including European Community or European Union regulations. directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders, ordinances; Permits, codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; judgments, notices, orders, directions, instructions or awards of any Competent Authority; Environmental agreements;

Environmental Liability:	liability (including liability in respect of Remediation Action) on the part of the Company and/or any of its directors or officers under Environmental Laws;

ERA:	Employment Rights Act 1996;

Event:	any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Buyer is a party thereto and including:

(a) the execution of this Agreement and completion of the sale of the Shares to the Buyer; and

(b) the death of any person;

and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before Completion;

FA:	Finance Act;

Financial Year:	a financial year within the meaning ascribed to such expression by section 2.23, CA 85;

First Disclosure Letter	the letter described as such of even date herewith addressed by the Sellers to the Buyer or by the Sellers’ Solicitors to the Buyer’s Solicitors;

GAAP:

Accounting Standards, the legal, principles set out in schedules 4 and 4A to CA 85, rulings and abstracts of the Urgent Issues Task Force of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United

Kingdom which are regarded as permissible by the ASB;

Gross Profit Contribution:

sales arising from all Defence Contracts less (i) materials used or consumed including packaging in the creation of the products and services (ii) all freight and carriage charges relating to the delivery of the products and (iii) all labour costs, where “labour costs” shall mean gross wages and salaries (including employers’ national insurance contributions and employee benefit costs) directly attributable to the fulfilment of those contracts, but specifically no deductions will be made for fixed overhead allocations;

Hardware:	any and all computer, telecommunications and network equipment;

Harm:	harm or damage to or other interference with the Environment;

Hazardous Matter:	any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other radiation which may cause Harm;

Holding Company:	a holding company within the meaning ascribed to such expression by sections 736 and 736A, CA 85;

Indemnities:	the indemnities given by the Sellers in clause 11;

Initial Cash Consideration	the sum of three million six hundred thousand pounds (£3,600,000) sterling payable in accordance with clause 4.1;

Initial Consideration	the Initial Consideration payable for the Shares as set out in clause 4 comprising the Initial Cash Consideration and the Initial Subscription Shares;

Initial Subscription Amount:	nine hundred thousand pounds (£900,000) sterling;

Initial Subscription Shares:	the ordinary shares of 2.5p each in the capital of the Buyer referred to in clause 7.1;

Intellectual Assets	the procedure manuals, process instructions etc in relation to the Products or Tests as listed in part 7 of the Schedule;

Intellectual Property Rights:

means any and all intellectual property or industrial rights of any description anywhere in the world including, without limitation to the foregoing generality, any patents, trade marks, domain names, registered designs, copyright (including without limitation to the foregoing generality rights in computer software, object and source code), rights in the nature of copyright, database rights, semi-conductor topography rights, unregistered design rights, rights in and to trade names, business names, product names and logos, trade secrets and any analogous or similar right in any jurisdiction

Intellectual Property Agreements:	current and valid agreements, arrangements or licences relating to Intellectual Property Rights in respect of which the Company may have outstanding or ongoing obligations or liabilities;

Issue Price

the average Closing Price on the last three Business Days immediately preceding in the case of the Initial Subscription Shares the date of allotment of the Initial Subscription Shares and in the case of any Additional Subscription Shares the date of the relevant anniversary of Completion to which the allotment of the Additional Subscription Shares related;

IT Contracts:

any agreements, arrangements or licences with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company, licences of Software owned or used by the Company and other IT procurement;

IT Systems:	Hardware and/or Software owned or used by the Company;

ITA:	Inheritance Tax Act 1984;

Know-How:	unpatented technical and other information including, processes and procedures, formulae, specifications, procedures for experiments and tests and results of experimentation and testing;

Lateral	Lateral Laboratories Limited, a company incorporated in Scotland with registered number SC276655 and having its registered office at 50 Castle Street, Dundee DD1 3RU;

Lateral Patent	the UK patent applied for by Lateral Laboratories Limited application number 0508998.2;

Losses:	actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees;

NDA	a non-disclosure agreement entered into by the Company with a third party;

New Lease:

the lease of the New Property in the agreed form to be entered into by the Company and Hornbuckle Mitchell Trustees Limited, Richard Lewis Lamotte and Fiona Sylvia Ormond Lamotte as Trustees of the Private Pensions -Alchemy Group SIPP pursuant to the Agreement for Lease;

Net Assets:	in relation to the Company, its fixed assets plus its current assets less its liabilities as set out in the Completion Accounts;

New Property:

0.40 Hectares or thereby lying to the south of Tom McDonald Avenue at Dundee Medipark, Ninewells, Dundee more particularly described in the Lease between Scottish Enterprise and Hornbuckle Mitchell Trustees Limited, Richard Lewis Lamotte and Fiona Sylvia Ormond Lamotte as Trustees of the Private Pensions – Alchemy Group SIPP dated 20 and 27 October 2005;

Other Properties:	any property (other than the Properties) previously owned, operated, occupied by the Company undertakings at any time before Completion;

Patent Rights:

patent applications or patents, author certificates, inventor certificates, utility certificates, improvement-patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

Pension Schemes:

agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company or for the benefit of the dependants of any such persons;

Permits:	any and all licences, consents, permits, authorisations, or the like, made or issued pursuant to or under, or required under Environmental Laws;

Proceedings:	any proceeding, suit or action arising out of or in connection with this Agreement;

Products	the products developed by the Company in the course of the Business;

Properties:

the properties of which short particulars are set out in part 2 of the Schedule and the expression “Property” shall mean, where the context so admits, any one or more of such properties and any part or parts thereof;

Remediation Action:

(i) preventing, limiting, removing, remediating, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);

Second Disclosure Letter	the letter described as such to be dated on or before the date of Completion addressed by the

Sellers to the Buyer or by the Sellers’ Solicitors to the Buyer’s Solicitors;

Sellers’ Accountants:	EQ Chartered Accountants, 4.1 North Lindsay Street, Dundee, DD1 1PW;

Sellers’ Pension Scheme:	the Alchemy Group SIPP;

Sellers’ Solicitors:	Thorntons Law LLP, Solicitors of 50 Castle Street, Dundee, DD1 3RU;

Shares:	the 100 issued Ordinary Shares of £1 each in the capital of the Company;

Software:

any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

SSAP and FRS:	a statement of standard accounting practice or financial reporting standard in force at the date hereof as adopted or issued by the ASB as an Accounting Standard;

Stock Exchange:	London Stock Exchange plc;

Subscription Shares	the Initial Subscription Shares and (if any) the Additional Subscription Shares;

Subsidiary undertaking:	a subsidiary undertaking within the meaning ascribed to such expression by section 258, CA 85;

TA 88:	Income and Corporation Taxes Act 1988;

Taxation or Tax:	(a) all forms of taxation and statutory, governmental, state, federal, provincial,-local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and

(b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

Taxation Authority:	HM Customs & Revenue, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

Tax Deed:	the deed in the agreed terms containing certain taxation covenants and indemnities between the Sellers and the Buyer;

Taxation Statute:

any directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

Tax Warranties:	the warranties set out in part B of part 4 of the Schedule;

TCGA:	Taxation of Chargeable Gains Act 1992;

Tests:	diagnostic tests developed by the Company in the course of its business;

Third Party Rights Act:	Contracts (Rights of Third Parties) Act 1999;

TMA:	Taxes Management Act 1970;

Trade Marks:

trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, get up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

Trade Union:	as defined in section 1, TULRCA;

TULRCA:	Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE:	Transfer of Undertakings (Protection of Employment) Regulations 1981;

UITF40	Abstract 40 of the Urgent Issues Task Force of the ASB;

UK Listing Authority:	the Financial Services Authority acting in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;

VAT:	value added tax;

VATA:	Value Added Tax Act 1994;

Vision	Vision Biotech (PTY) Limited, a company incorporated in South Africa and having a place of business at 7 Inyoni Street, Ndabenj, Cape Town, South Africa;

Vision Agreement:

the agreement between the Company and Vision relating to the trading arrangements and intellectual property arrangements between the Company and Vision duly executed by the parties on or before the date of this Agreement;

Warranties:	the warranties set out in clause 9 and part 4 of the Schedule;

in the agreed terms:	in the form agreed between the Sellers’ Solicitors and the Buyer’s Solicitors and signed for the purposes of identification by or on behalf of each party.

1.2                   The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3                   Unless the context otherwise requires words denoting the singular shall include the plural and vice versa, references to any gender shall include all other genders and references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality. References to the word include or including are to be construed without limitation.

1.4                   References to recitals, the Schedule (or to any part or parts thereof) and clauses are to recitals to, the Schedule (and that part or parts thereof) to and clauses of this Agreement unless otherwise specified and references within a part of the Schedule to paragraphs are to paragraphs of that part to the Schedule unless otherwise specified.

1.5                   References in this Agreement to any statute, statutory provision, EC Directive or treaty include a reference to that statute, statutory provision, EC Directive or treaty as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, EC Directive or treaty.

1.6                   Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings in this Agreement.

1.7                   References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.8                   Any reference to writing or written includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

1.9                   Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.10             References to the Sellers shall include each of them severally.

1.11             References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.                          Conditions

2.1                   Conditions precedent

Subject to clause 2.2, this Agreement is subject to and conditional upon:

(a)                     the passing at an extraordinary general meeting of the Buyer of an ordinary resolution to approve the terms of this Agreement;

(b)                    the passing at an extraordinary general meeting of the shareholders of the Buyer of Ordinary and Special Resolutions to deal with the creation and issue of the Initial Subscription Shares;

(c)                     the admission of the Initial Subscription Shares to the Alternative Investment Market of the London Stock Exchange.

2.2                   Waiver of conditions precedent

Notwithstanding clause 2.1 the Buyer shall be entitled by notice in writing given to the Sellers to waive (to such extent as it may think fit) compliance with the conditions stated in clauses 2.1 (a) and 2.1(b) above.

2.3                   Time limit for satisfaction of conditions

The parties shall respectively use all reasonable endeavours to procure that the conditions stated in clause 2.1 are fulfilled as soon as practicable and in any event on or before 22nd May 2006 but if the conditions in clause 2.1 have not been fulfilled or waived by that date (or by such later date as may be agreed in writing between the Sellers and the Buyer), then, save for accrued rights arising in respect of the operative provisions specified in clause 2.1 of this Agreement this Agreement shall thereupon become null and void and initio and none of the parties shall have any rights against any other party hereunder except for failure to use all such reasonable endeavours.

2.4                   Operative provisions

Notwithstanding the other provisions of this clause 2, clauses 9, 10, 16, 17, 19, 21, 23. 27, 28, 29 and 30 inclusive shall come into force on the execution and exchange of this Agreement and the remainder of this Agreement shall come into force in. accordance with clause 6.1 following the fulfillment and/or waiver of all conditions stated in clause 2.1.

3.                          Sale And Purchase

3.1                   Obligation to sell and purchase

Subject to the terms of this Agreement, each of the Sellers shall sell with, full title guarantee, that number of Shares set opposite his name in column (3) of part 1 of the Schedule and the Buyer shall purchase such interests in the same together with all rights attaching thereto at the date of this Agreement.

3.2                   Dividends and distributions

The Buyer shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after Completion.

3.3                   Sale of all Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.4                   Waivers Of Pre-Emption

Each of the Sellers hereby waives all .rights of pre-emption or other rights over any of the Shares conferred on him either by the articles of association of the Company or in any other way.

4.                          Consideration

4.1                   Initial Consideration

The Initial Consideration for the sale of the Shares will be the sum of four million five hundred thousand pounds (£4,500,000). The Initial Consideration shall be satisfied by the payment by the Buyer of the Initial Cash Consideration and the allotment of the Initial Subscription Shares to the Sellers in accordance with the terms of this Agreement and specifically clause 7. The Initial Consideration shall be subject to adjustment as provided in clause 5.

4.2                   Additional Consideration

The provisions of clause 8 shall apply to the calculation and payment of the Additional Consideration (if any).

4.3                   Entitlement to consideration

The Consideration shall belong to the Sellers in the proportions set opposite their respective names in column (4) of Schedule 1.

4.4                   Reduction in consideration

Any payment made by the Sellers in respect of a breach, of any Warranties or payment made under the Indemnities or the Tax Deed, or any other payment made pursuant to this Agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.

5.                          Completion Accounts

5.1                   Preparation of Completion Accounts

(a)                     Forthwith after Completion, the Sellers shall prepare accounts for the Company as at the close of business on the date being the day prior to the day of Completion and the Sellers shall procure that they are audited by the Sellers’ Accountants and submitted to the Buyer’s Accountants for review within 60 days after Completion. The Sellers shall pay the charges of the Sellers’ Accountants and the Buyer shall pay the charges of the Buyer’s Accountants.

(b)                    If the Sellers shall fail to procure the preparation of accounts in accordance with clause 5.1 then, if the Sellers fail to remedy this failure within seven days of written notice from the Buyer requesting them to do so, the Buyer may procure the same at the Sellers’ expense.

(c)                     The Completion Accounts shall consist of a balance sheet for the Company as at the close of business on the day prior to the day of Completion and a profit and loss account for the Company in respect of the period from the day immediately following the Balance Sheet Date to the day prior to the day of Completion inclusive (Pre-Completion Period) and the Completion Accounts shall be prepared in accordance with the principles set out in part 8 of the Schedule.

(d)                    Unless within 21 days after receipt of the audited version of the Completion Accounts pursuant to clause 5.1(a) the Buyer’s Accountants notify the Sellers’ Accountants in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such accounts as accurate.

(e)                     If within the period of 21 days referred to in clause 5.l(d) the Buyer’s Accountants notify the Sellers’ Accountants of any disagreement or difference of opinion relating to the Completion Accounts (Notice of Disagreement) and if they are able to resolve such disagreement or difference of opinion within 21 days of the Notice of Disagreement, the parties shall. be deemed to have accepted such accounts as accurate.

(f)                       If the Sellers’ Accountants and the Buyer’s Accountants are unable to reach agreement within 21 days of the Notice of Disagreement, the matter in dispute shall be referred to the decision of an independent chartered accountant (Independent Accountant) to be appointed (in default of nomination by agreement between the Sellers and the Buyer) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

(g)                    The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Sellers and the Buyer for all the purposes of this Agreement. The costs of the Independent Accountant shall be apportioned between the Sellers and the Buyer as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

(h)                    The Sellers shall procure that the Sellers’ Accountants shall give the Buyer’s Accountants unrestricted access to all their working papers (with the right to take copies) during the planning, execution and finalisation of the audit and their review of the Completion Accounts at every location at which work on them is done and the Sellers agree that the Buyer’s Accountants shall be at liberty to disclose to the Buyer any information and copies of any documents which they receive by virtue of this clause.

(i)                        The Buyer’s Accountant and the Sellers’ Accountant will attend a stock take at the premises of Alchemy at Completion for the purpose of ascertaining the levels and value of stock in the Company for the purpose of the Completion Accounts.

5.2                   Adjustment of Initial Consideration

The Initial Consideration shall be adjusted after Completion in accordance with the following provisions of this clause 5.2.

(a)                     If the Net Assets are less than one million six hundred and twenty seven thousand two hundred and fifty six pounds (£1,627,256), the Sellers shall pay to the Buyer the amount of the deficiency on a pound for pound basis. If the Net Assets are greater than one million six hundred and twenty seven thousand two hundred, and fifty six pounds (£1,627,256), the Buyer shall pay to the Sellers the amount of the excess.

(b)                    Any amounts to be paid under clause 5.2(a) shall:

(i)                       be paid within 14 days after the date on which the Completion Accounts have been agreed or settled (whether under this clause 5 or by virtue of a decision of the Independent Accountant or otherwise).

(ii)                    be paid by electronic bank transfer. In the case of sums payable to the Sellers, payment shall be made to the Sellers’ Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sums and the Buyer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sums. In the case of sums payable to the Buyer, payment shall be made to the Buyer’s - Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Sellers’ obligation to pay such sums and the Sellers shall not be concerned to see to the application or be answerable for the loss or misapplication of such sums.

6.                          Completion

6.1                   Time and location

Subject as provided in clauses 6.4 and 6.5, Completion shall take place at the offices of Sellers’ Solicitors on the second Business Day after receipt by the Sellers’ Solicitors of written confirmation from the Buyer’s Solicitors that all the conditions in clause 2.1 have been fulfilled or waived, or at such other place and/or on such other date as may be agreed in writing between the Buyer and the Sellers.

6.2                   Sellers’ obligations

Subject to the Buyer complying with paragraph 2.1 of part B of part 6 of the Schedule, at Completion the Sellers shall:

(a)                     deliver to the Buyer each of the documents listed in part A of part 6 of the Schedule; and

(b)                    procure that all necessary steps are taken properly to effect the matters listed in part C of part 6 of the Schedule at board meetings of the Company and shall deliver to the Buyer duly signed minutes of all such board meetings.

6.3                   Buyers’ Obligation

At Completion, the Buyer shall:

(a)                     comply with the terms of part B of part 6 of the Schedule;

(b)                    subject to the Sellers complying with their obligations under clause 6.2:

(i)                       pay the Initial Cash Consideration (being the sum of £3,600,000) by way of electronic transfer for same day value to the Sellers’ Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sum and the Buyer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum; and

(ii)                    comply with the provisions of clause 7.1 of this Agreement;

(iii)                 deliver to the Sellers a counterpart Tax Deed duly executed by the Buyer;

(iv)                accept (or procure that the Buyer’s Solicitors accept on its behalf) the Second Disclosure Letter by signing and returning one copy of this to the Seller’s Solicitors.

6.4                   Sellers’ failure to comply

If in any respect material to the Buyer the provisions of clause 6.2 and Part A and Part C of part 6 of the Schedule are not complied with, on the date of Completion applicable under clause 6.1, the Buyer shall not be obliged to complete this Agreement and may:

(a)                     defer Completion to a date not more than 28 days after the date set by clause 6 (and so that the provisions of this clause 6 shall apply to Completion as to deferred), but it shall only be possible to defer Completion once in the manner aforesaid;

(b)                    rescind this Agreement without prejudice to its rights and remedies under this Agreement; or

(c)                     waive all or any of the requirements contained in clause 6.2 at its discretion.

6.5                   Buyer’s Failure to Comply

If in any respect material to the Sellers the provisions of clause 6.3 and/or clause 7.1 are not complied with on the date of Completion applicable under clause 6.1, the Sellers shall not be obliged to complete this Agreement and may together:

(a)                     defer Completion to a date not more than 28 days after the date set by clause 6 (and so that the provisions of this clause 6 shall apply to Completion as to deferred), but it shall only be possible to defer Completion once in the manner aforesaid;

(b)                    rescind this Agreement without prejudice to their rights and remedies under this Agreement; or

(c)                     waive all or any of the requirements contained in clause 6.3 at their discretion.

6.6                   Company records

Forthwith following Completion the Sellers shall, and shall procure that any other person shall, without delay send to the Buyer at the registered office of the Company, all records, correspondence, documents, files, memoranda and other papers relating to the Company or the Business not kept at any of the Properties.

6.7                   Rescission

(a)                     For the avoidance of doubt the Sellers shall be entitled to rescind this Agreement in accordance with clause 6.5(b) above.

(b)                    For the avoidance of doubt the Buyer shall be entitled to rescind this Agreement in accordance with clause 6.4(b) above and/or in accordance with the provisions of clause 9.8 below.

(c)                     In the event that either party rescinds this Agreement in accordance with the above provisions, then it is hereby agreed that each of the parties shall be liable for the costs of their own professional advisers (including, without prejudice to the generality of the foregoing, the Buyer’s Solicitors and the Sellers’ Solicitors, and the Buyer’s Accountants and the Sellers’ Accountants) in negotiating and drafting this Agreement and all matters relating thereto, and neither party shall be required (whether by reason of any provision of this Agreement or otherwise) to reimburse the other party in respect of such costs.

7.                          Subscription Shares

7.1                   The Initial Subscription, Shares shall be such number of ordinary shares of 2.5p each in the capital of the Buyer as shall at the Issue Price have the aggregate value nearest to but not less than the Initial Subscription Amount.

7.2                   The Buyer shall allot the Initial Subscription Shares to the Sellers at Completion in accordance with the entitlement to consideration proportions for each Seller set out in Schedule 1.

7.3                   Each of the Sellers undertakes that he will not without the prior written consent of the Buyer until the end of the period of eighteen months after Completion:-

7.3.1           (unless permitted to do so in accordance with clause 9.6) dispose of, charge or otherwise encumber any interest in any of the Initial Subscription Shares:

7.3.2           without prejudice Co the provision of clause 7.3.1 make any disposal of any Initial Subscription Shares except through such firm, of stockbrokers as may from time to time be notified to the Sellers by the Buyer.

7.4                   For the purposes of clause 7.3 the Sellers shall be deemed to dispose of an Initial Subscription Share if the Sellers cease in any circumstances whatsoever to be the unencumbered absolute beneficial, owner of it.

7.5                   For the avoidance of doubt the provisions of clause 7.3 of this Agreement shall not apply to any Additional Subscription Shares.

8.                          Additional Consideration

8.1                   The Buyer shall pay to the Sellers Additional Consideration which will be equal to one-third of the Gross Profit Contribution earned by the Company during each of the three years after Completion in respect of the Defence Contracts.

8.2                   The Additional Consideration shall be calculated annually as at the anniversary of Completion in respect of the three years following Completion.

8.3                   The Additional Consideration shall be calculated by reference to the management accounts of the Company for each of the three years concerned.

8.4                   Each tranche of Additional Consideration shall be paid within 90 days after the relevant anniversary of Completion.

8.5                   Each tranche of Additional Consideration (if any) shall be paid two-thirds in cash and one-third by way of Additional Subscription Shares.

8.6                   The Buyer in its discretion shall have the option to decide from time to time that any or all of the tranches of Additional Consideration shall be paid in cash and not in part payment by the issue of Additional Subscription Shares.

8.7                   The Additional Subscription Shares (if any) to be allotted as part payment of any tranche of Additional Consideration shall be such number of ordinary shares of 2.5p each in the capital of the Buyer as shall at the Issue Price have the aggregate value nearest to but not less than one third of the total amount of the tranche of Additional Consideration payable.

8.8                   The Buyer shall allot each tranche of Additional Subscription Shares to the Sellers within 90 days after the anniversary of Completion to which they relate.

8.9                   In the event that any Additional Subscription Shares are not admitted to trading on the Alternative Investment Market within such 90 day period referred to in clause 8.8 above the Buyer shall forthwith pay an amount equal to the Issue Price multiplied by the number of shares concerned by electronic transfer to the Sellers’ Solicitors’ client account or by such other method as is agreed between the Parties. In which case the Sellers shall forthwith transfer the non-admitted Additional Subscription Shares concerned to the Buyer or such third party as the Buyer shall specify.

8.10             The Additional Consideration shall belong to the Sellers in the proportion set opposite their respective names in column (4) of Schedule 1.

9.                          Warranties

9.1                   Extent of Warranties

In consideration of the Buyer agreeing to purchase the Shares on the terms contained in this Agreement, the Sellers:

(a)                     in relation to the Company warrant, represent and undertake to the Buyer in the terms set out in part 4 of the Schedule;

(b)                    in relation to the Company warrant, represent and undertake to the Buyer that the Warranties will be true and accurate in all respects and not misleading at and fulfilled down to Completion in all respects as if they had been made or given at Completion and on the basis that a reference to the actual time of Completion were substituted for any express or implied reference to the time of this Agreement;

(c)                     undertake that (save only as may be necessary to give effect to this Agreement) they shall not, and shall procure (as far as they can) that the Company shall not, prior to Completion, do any act or thing or omit to do any act or thing the commission or omission of which would constitute a breach of any of the Warranties if they were given at Completion or which would make any of the Warranties untrue or inaccurate or misleading if they were so given on the basis mentioned in clause 9.1(b);

(d)                    in the event of any breach or non-fulfilment of any of the Warranties, undertake to the Buyer that the Sellers will on demand pay to the Buyer the full amount of any diminution in the value of the Shares resulting from such breach or non-fulfilment of any of the Warranties, together with all reasonable costs, expenses and disbursements suffered or incurred by the Buyer in pursuing the Claim against the Sellers (including, for the avoidance of doubt, any costs or fees of professional, advisers engaged by the Buyer in advising on, assessing or pursuing the Claim) provided that any amount so payable shall be increased so as to ensure that the net amount received shall after Taxation be equal to that which would have been received had the payment and any increased payment not been subject to Taxation.

(e)                     further undertake to the Buyer that upon any of them becoming aware prior to Completion (but following the execution and delivery of this Agreement) of the impending or threatened occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which would or might reasonably be expected to cause or constitute a breach (or which would have caused or constituted a breach had such event occurred or been known to any of them prior to the date of this Agreement) of any of the Warranties or which would or might make any of the Warranties inaccurate or misleading they will promptly give notice of such event to the Buyer in the Second Disclosure Letter with sufficient details to enable the Buyer to assess accurately the impact of such event and (if so requested by the Buyer) use their reasonable endeavours promptly to prevent or remedy the same provided that no right to damages or compensation shall arise in favour of the Buyer in consequence only of the occurrence or non-occurrence after the signing of this Agreement and before Completion of an event constituting a breach or non-fulfilment of any of the Warranties whether or not this Agreement is rescinded in consequence if:

(i)                       the event in question could not reasonably have been avoided or prevented, by the Sellers or any of them; and

(ii)                    the occurrence of the said event was duly notified in accordance with the foregoing provisions of this clause 9.1; and

(iii)                 the said event was not known to the Sellers at the time of the signing of this Agreement by the Sellers, even if such event occurred or related to a period prior to the Sellers’ signing of this Agreement, except to the extent that the matter was not known to the Sellers by reason of their failure to exercise reasonable skill and care in their enquiries into the affairs of the Company in accordance with clause 9.2.

Notwithstanding the foregoing, the disclosure in the Second. Disclosure Letter of Management Accounts for the period from 1st March to to any date up to Completion shall not give rise to a right in damages or compensation.

9.2                   Obligation to make enquiries

Where any of the Warranties is made or given so far as the Sellers are aware, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Sellers after making due and careful enquiries and the knowledge, information and belief of any one of the Sellers shall be imputed to the remaining Sellers. Notwithstanding the foregoing, the Sellers shall not be required to make enquiries of the Employees or any customer of or supplier to the Company (whether former or current).

9.3                   Investigation by Buyer

None of the Warranties or the Indemnities or the Tax Deed shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Buyer, and no information relating to the Company the Buyer has knowledge (actual or constructive) other than by reason of its being Disclosed shall prejudice any claim which the Buyer or the Company shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer or the Company under this Agreement.

9.4                   Information supplied by the Company

Any information supplied by or on behalf of the Company (or by any officer, employee or agent of any of them) to the Sellers or their advisers in connection with the Warranties, the Indemnities or the Tax Deed or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers and the Sellers undertake to waive any and all claims which they might otherwise have against the Company or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled.

9.5                   Separate and independent warranties

Each of the Warranties set out in the separate paragraphs of part 4 of the Schedule shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement, the Disclosure Documents or the Tax Deed.

9.6                   Set-off by Buyer

9.6.1           The Buyer shall (without prejudice to its other rights hereunder) be entitled to set off against any amount otherwise payable to the Sellers whether in cash or by the issue of Additional Subscription Shares under clause 5 or clause 8 of the Agreement the amount of each Relevant Claim which is Settled and the amount so set off shall satisfy on a pound for pound basis the liability concerned; and

9.6.2           In the event that the Buyer is required to make a payment of Additional Consideration to the Sellers in accordance with clause 8, but there is in existence a Confirmed Claim which has not yet been Settled, then the Buyer may discharge its obligation to make such payment of Additional Consideration to the Sellers by paying the required sum to the Sellers under deduction of the estimated damages in relation to the Confirmed Claim as stated in the written opinion referred to in clause 9.6.4(a). The amount so deducted shall be paid into a deposit account in the joint names of the Buyer’s Solicitors and the Sellers’ Solicitors to held by them in accordance with the terms of this Agreement pending Settlement of the Confirmed Claim. Upon Settlement of the Confirmed Claim, any amount due to the Buyer in connection with such Claim shall be set off in accordance with clause 9.6.1, and the Sellers shall procure the release to the Buyer of the required sum within 14 days of Settlement. Any amount remaining in the said joint deposit account following the Settlement of a Confirmed Claim shall be paid to the Sellers, and the Buyer shall procure the release to the Sellers of the required sum within 14 days of Settlement. For the avoidance of doubt, the Buyer will be required to delay the issue of Additional Subscription Shares equal in value (or as close in value as is possible) to one-third of the estimated damages referred to above until Settlement of the Confirmed Claim. In the event that the Confirmed Claim is Settled and a payment is due to the Buyer in respect thereof, then the Buyer will be required to set off one-third of the Settlement amount (or as close in value as is possible) by advising the Sellers in writing that it shall not be issuing to them the specified amount of the Additional Subscription Shares. The amount of the liability due to the Buyer by the Sellers in respect of such Settlement which is discharged by the release of the Buyer’s obligation to issue the aforesaid amount of Additional Subscription Shares shall equal the Issue Price of such shares at the time when they would have been issued in accordance with clause 8 had the provisions of clause 9.6 not applied.

9.6.3           In the event that the Sellers make a cash payment to the Buyers in settlement of a Claim, then such number of the Initial Subscription Shares held by the Sellers which equals 20% in value (or as close as possible thereto) to the aforesaid cash payment made to the Buyer shall be released from the provisions of clause 7.3, and the Sellers shall be free to sell or charge or otherwise dispose of or encumber such shares but subject to the provisions of clause 7.3.2. The value of the Initial Subscription Shares for the purposes of this clause shall be calculated by reference to the Issue Price of such shares at the time they were issued to the Sellers.

9.6.4           For the purpose of clause 9.6:-

(a)                    Confirmed Claim means actual (but not contingent) Relevant Claim howsoever arising whether liquidated or unliquidated and irrespective of the currency in which the Claim has been intimated to the Sellers and accompanied by a written opinion of barrister with at least three years experience to the effect that such claim has a reasonable chance of success and estimating the likely liability of the Sellers in respect of such claim;

(b)                   Relevant Claim means any claim for breach of any of the Warranties or the Indemnities or under the Tax Deed;

(c)                    Settled means:-

(i)                        agreed in writing by the Buyer to be abandoned; or

(ii)                     settled by written agreement between the Sellers and the Buyer or the subject of an acknowledgement by the Sellers that they accept both liability and quantum claimed in respect of that Relevant Claim; or

(iii)                  the subject of an order to both liability and quantum made by the Court of competent jurisdiction where either no right of appeal lies or the parties are debarred (whether by the passage of time or otherwise) from exercising such a right or where none of the parties have lodged an appeal within 3 months of the order being made; or

(iv)                 the subject of an order made by a Court of competent jurisdiction for damages to be assessed and an order by such a Court assessing the quantum of such damages where either no right of appeal lies against either order or the parties are debarred (whether by the passage of time or otherwise) from exercising such right or where none of the parties have lodged an appeal within 3 months of the order being made;

and Settlement shall he construed accordingly.

9.7                   Reliance

The Buyer has entered into this Agreement upon the basis of and in reliance upon the Warranties and the Indemnities.

9.8                   Pre-Completion material breach

If it is found on or prior to Completion (but following the Buyer’s execution of this Agreement) that any of the Warranties is in any material respect untrue, misleading, incorrect or unfulfilled or if a claim may be made under the Indemnities or if the Buyer becomes aware of any material matter or thing which is inconsistent with the same or that the Sellers are in material breach of any other term of this Agreement whether or not Disclosed in the Second Disclosure Letter which is material in the context of this sale, the Buyer shall (whether or not the Buyer would be entitled to treat the same grounds as a repudiatory breach) be entitled by notice in writing to the Sellers to rescind this Agreement at any time prior to Completion but failure to exercise this right shall not constitute a waiver of any other rights of the Buyer arising by reason of any breach of any Warranty and exercise of this right shall be without prejudice to any other rights and remedies the Buyer may have under this Agreement.

9.9                   Defence Contract Warranties

The Warranties relating to general Contracts (contained in warranty 15 part A of part 4 of the Schedule) shall not be given and shall not apply to any matters relating to the Defence Contracts.

10.                    Limitation Of Sellers’ liability

10.1             Limitations on liability

The liability of the Sellers:

(a)                     in respect of any claim under the Warranties (save for the Tax Warranties) or under the Indemnity contained in clause 11.1.1 shall be limited as provided in parts A and B of part 5 of the Schedule; and

(b)                    in respect of any claim under the Tax Warranties or under the Indemnity contained in clause 11.1.2 shall be limited as provided in parts A and C of part 5 of the Schedule,

but so that the limitations on the liability of the Sellers under this clause 10 and part 5 of the Schedule shall not apply in relation to the Warranties set out in paragraphs 1.2 and 2.3(a) of part 4 of the Schedule.

10.2             Exclusions from Clause 10

Notwithstanding any other provision of this Agreement, the provisions of this clause 10 and part 5 of the Schedule shall not apply to any claim made against the Sellers in the case of any fraud, dishonesty, wilful misstatement or omission by or on behalf of all or any of the Sellers provided that each Seller shall be solely responsible for his own fraudulent, dishonest acts or omissions or wilful misstatements or omissions.

10.3             Other operative provisions

The provisions of part D of part 5 of the Schedule shall have immediate effect.

10.4             Reduction in purchase price of Shares

Any amount paid by the Sellers to the Buyer in respect of a claim under the Warranties , the Indemnities or the Tax Deed shall be treated as a reduction pro rata in the purchase consideration paid by the Buyer for the Shares.

11.                    Indemnities

11.1             The Sellers undertake to indemnify and hold the Buyer harmless against any Losses which it or the Company suffer in relation to any of the following matters, events or circumstances to the extent only they relate to the period up to Completion.

11.1.1     any diminution in the value of the Shares directly resulting from the profits of the Company for the three years ended on the Balance Sheet Date as shown by the Accounts being overstated to a material extent as a direct result of the Company entering into transactions with Vision which are otherwise than on normal commercial terms,, declaring that those transactions with Vision which benefit the Company by being on terms which are normal commercial terms shall be taken into account in calculating whether the Accounts have been overstated;

11.1.2     any liability to Tax which results from the Company being a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, or being a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, TA 88 may apply, or the Company receiving any payment for an asset or any services or facilities of any kind, that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

11.2             Application of Clause 10

For the avoidance of doubt, the provisions of clause 10 and part 5 of the Schedule shall apply to this clause 11.

12.                    Protection Of Goodwill And Trade Secrets

12.1             Covenants

As further consideration for the Buyer agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of the Company and as a constituent part of the sale of the Shares, the Sellers hereby undertake to the Buyer and the Company that (except as directors or employees of the Company or with the written consent of the Buyer) they shall not, whether on their own behalf or with or ors behalf of any person, and whether directly or indirectly by any or person or business controlled by them or any Connected Person:

(a)                     in the period from Completion until three years after Completion, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist within the United Kingdom, in any business which is in any way in competition with all or part of the Business provided that nothing in this clause 12.1 shall prevent the Sellers or any of their subsidiaries from holding for investment purposes only any units of an authorised unit trust and/or not more than five per cent of any class of the issued share or loan capital of any company traded on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000);

(b)                    in the period from Completion until three years after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

(c)                     in the period from Completion until three years after Completion deal with any person (in relation to a business which may in any way compete with all or part of the Business) who at any time during the 12 months preceding Completion shall have been a client or customer of the Company;

(d)                    in the period from Completion until three years after Completion offer employment to or offer to conclude any contract of services with employees of the Company holding executive or managerial posts or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the Company (Provided always that this sub-clause shall only apply in relation to persons who were so employed at Completion and who were still so employed immediately prior to the relevant breach of this clause 12.1);

(e)                     at any time after Completion use as a trade or business name or mark or carry on a business under a title containing the word “Alchemy” or any other word(s) deliberately calculated to resemble the same; or

(f)                       at any time after Completion disclose to any person whatsoever or use to the detriment of the Company or otherwise make use of, or through, any failure to exercise all due care and diligence cause any unauthorised use of, any Confidential Information relating to the Company or any Know-How belonging to the Company or in respect of which the Company is bound by an obligation of confidence to a third party save as required by the UK listing Authority, the Stock Exchange, the Panel on Takeovers and Mergers or by law or by any court of competent jurisdiction.

Each undertaking contained in this clause 12.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

12.2             Permitted activities

Notwithstanding the provisions of clause 12.1, the Sellers shall not be restricted by any provision of this Agreement from engaging in any of the following activities:-

12.2.1                  pursuing the application for the Lateral Patent;

12.2.2                  holding stock or shares of any class in Vision;

12.2.3                  providing ad hoc technical advice to Vision subject to such advice not comprising Confidential Information or confidential information relating to any member of the Buyer’s Group (except the Company);

12.2.4                  in the event that Richard Lamotte ceases to be a director of the Buyer after Completion, he shall not be restricted by clause 12.1 from being appointed and acting as a director of Vision but for the avoidance of doubt he shall not be, or act as, a director of Vision for so long as he is a director of the Buyer.

12.3             Lateral Patent

In the event that

(a)                     a third party wishes to purchase, licence or otherwise obtain rights in or to the Lateral Patent, the Sellers shall procure that the Buyer is given first option to obtain such rights and on such terms as were offered by the applicable third party. In. the event that the Buyer does not bind and oblige itself to obtain the applicable rights to the Lateral Patent within 40 Business Days of a written offer of same from, either the Sellers or Lateral, then Lateral and the Sellers may sell, licence or otherwise grant rights in or to the Lateral Patent on substantially the same terms as were offered to the Buyer, and the Sellers shall not be in breach of any provision of this Agreement in granting rights in or to the Lateral Patent in the aforesaid manner provided that none of the Sellers shall be permitted to exploit the Lateral Patent themselves if to do so would be in breach of the provisions of clause 12.1.

(b)                    any member of the Buyer’s Group wishes to purchase, licence or otherwise obtain rights in or to the Lateral Patent, the Sellers shall negotiate in good faith with such member of the Buyer’s Group in respect of such proposed purchase licence and/or the grant of rights.

12.4             Severability of covenants

Whilst the undertakings in clause 12.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

12.5             Information in the public domain

The restriction contained in clause 12.1 shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Sellers.

13.                    Conduct Of Business Pending Completion

Each of the Sellers hereby undertakes to the Buyer that in the period following execution of this Agreement but prior to Completion:

(a)                    the Business will be carried on as a going concern in the normal coarse;

(b)                   no physical assets of the Company shall be removed from any of the Properties save in the ordinary course of normal day to day trading;

(c)                    he will use his best endeavours to maintain the trade and trade connections of the Company;

(d)                   he shall promptly give to the Buyer full details of any material changes in the Business, financial position and/or assets of the Company;

(e)                    the Company shall maintain in force policies of insurance with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by the Company;

(f)                      no amendment shall be made to any of the Pension Schemes (except an amendment made solely to comply with legislative requirements); and

(g)                   the Company shall not without receiving the prior written consent of the Buyer:-

(i)                        enter into, modify or agree to terminate any material contract (other than in the ordinary course of business) or incur any capital expenditure in excess of £10,000 on any individual item;

(ii)                     appoint or employ any new employees, workers or consultants;

(iii)                  alter materially, or agree to alter materially, the terms and conditions of employment (including benefits) of any of its employees or workers, nor dismiss any of its employees or workers and no Seller shall directly or indirectly induce or endeavour to induce any of such employees or workers to terminate their employment prior to Completion;

(iv)                 dispose of any material assets used or required for the operation of the Business (otherwise than in the ordinary course of business) or enter into any other transaction otherwise than in the ordinary course of business;

(v)                    create any Encumbrance over any of its assets or its undertaking nor, otherwise than in the ordinary course of the Business, give any guarantees or indemnities in respect of any third party;

(vi)                 institute, settle or agree to settle any legal proceedings relating to the Business, save for debt collection in the ordinary course of business;

(vii)              grant or modify or agree to terminate any rights or enter into any agreement relating to Intellectual Properly (otherwise than in the ordinary course of business) or otherwise permit any of its rights relating to Intellectual Property to lapse;

(viii)           pay any management charge to any Seller;

(ix)                   incur any liabilities to any Seller and no Seller shall incur any liabilities to the Company, other than trading liabilities incurred in the ordinary course of business or payments of salaries due to the Sellers at the same level as paid immediately prior to the signing of this Agreement; or

(x)                      enter into or modify any subsisting agreement with any Trade Union or relating to any works council;

provided that the Sellers and the Company shall be entitled to do any of the things specified in this clause 13 with the prior written consent of the Buyer.

14.                    New Property

14.1             The Buyer and the Sellers acknowledge and agree that it is intended that the Company will relocate to new premises at the New Property under the terms of the New Lease.

14.2             The Sellers shall procure that the Company enters into the Agreement for Lease on or before Completion.

14.3             The Sellers have procured that the landlord of the New Property has entered into the Agreement for Lease and agreed the terms of the New Lease prior to the effective date of this Agreement.

15.                    Implied Covenants For Title And Further Assurance

15.1             Implied covenants for title

The Law of Property (Miscellaneous Provisions) Act 1994 applies to all dispositions of property made under or pursuant to this Agreement.

15.2 Further assurance

In addition to clause 15.1, the Sellers shall, from time to time on being required to do so by the Buyer, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Buyer as the Buyer may reasonably consider necessary for giving full effect to this Agreement and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer in this Agreement at the cost and expense of the Sellers.

16.                    Assignment

16.1             Limited assignment

No party may assign the benefit of its rights under this Agreement whether absolutely or by way of security or deal in any way with any interest it has under this Agreement except (in the case of the Buyer only) by way of an assignment of its rights (but not its obligations) under this Agreement to an Affiliate of the Buyer and provided and so long as it remains an Affiliate (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) and any purported assignment in contravention of this clause shall be ineffective.

16.2             Successors in title

Subject to clause 16.1, this Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and every other person with enforceable rights under this Agreement and references to the parties and such persons shall be construed accordingly.

17.                    Entire Agreement; Remedies

17.1             Entire agreement

This Agreement together with any documents referred to herein constitutes the whole and only agreement between the parties relating to the subject matter hereof and supersedes and extinguishes any prior drafts, previous agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in connection with the subject matter hereof. The Buyer acknowledges to and agrees with the Sellers that it has not entered into this Agreement in reliance on any representations other than those contained in, enclosed with or referred to in this Agreement and the Tax Deed. The Buyer further acknowledges and agrees with the Sellers that should any of the Warranties prove to be untrue then the Buyer’s sole remedy shall be through the making of a Claim in accordance with Clause 9 and part 5 of the Schedule, unless such incorrect information was given fraudulently or information was deliberately withheld by the Sellers. The Buyer accepts that its rights to rescind this Agreement are restricted to those contained in clause 6.4 and that, following Completion, the Buyer will have no right to rescind this Agreement.

17.2             Remedies

The rights under this Agreement of the Buyer and of any assigns or successors of the Buyer under clause 16 of this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

17.3             Non-exclusion of fraud

Nothing in this Agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

18.                    Waiver, Variation And Release

18.1             No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

18.2             Specific waivers to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

18.3             Variations to be in writing

No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

18.4             Non-release of all Sellers

Any liability of the Sellers to any person under this Agreement or under the Tax Deed (when executed) may in whole or in part be released, compounded or compromised or time or indulgence given by that person in its absolute discretion as regards any of the Sellers under such liability without in any way prejudicing or affecting its rights against any other or others of the Sellers under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

19.                    Costs And Expenses

19.1             Payment of costs

Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

19.2             Company to pay no costs

For the avoidance of doubt, the Company shall not pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Company or the negotiation, preparation, execution and carrying into effect of this Agreement.

20.                    Payments

Subject to the provisions of clause 9.6, all payments to be made under this Agreement and the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law, in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required.

21.                    Notices

21.1             Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

21.2             Address and facsimile

Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Sellers - facsimile number 01382 202288. For the attention of Jack Robertson/Chris Allan, reference LA01039.3.

Buyer - facsimile number 02920 747242. For the attention of the Managing Director.

21.3             Deemed time of service

A communication shall be deemed to have been served:

(a)                     if delivered by hand at the address referred to in. clause 21.2, at the time of delivery:

(b)                    if sent by first class pre-paid post to the address referred to in clause 21.2, at the expiration of two clear days after the time of posting; and

(c)                     if sent by facsimile to the number referred to in clause 21.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business.

21.4             Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand, was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was despatched and a confirmatory transmission report received.

21.5             Change of details

A party may notify the other party or parties to this Agreement of a change to its name, relevant person, address or facsimile number for the purposes of clause 21.2 PROVIDED THAT such notification shall only be effective on:

(a)                     the date specified in the notification as the date on which the change is to take place; or

(b)                    if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

21.6             Notice to Sellers

Notice given to any one or more of the Sellers shall be deemed to be notice to: all of the Sellers. Any notice to be given by the Sellers shall be sufficiently given on behalf of them all by at least (but no less than) a majority in number thereof and the rights of the Sellers shall be sufficiently exercised or waived on behalf of them if exercised or waived by at least (but no less than) a majority in number thereof.

21.7             Notice to third parties

Notice given to the Company or any other third party referred to in this Agreement shall be sufficiently given if served on the Buyer in accordance with this clause 21 provided that the third party is properly identified in the notice.

21.8             Non-applicability to Proceedings

For the avoidance of doubt, the provisions of this clause 21 shall, not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

22.                    Default Interest

22.1             Interest on late payment

If a party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (defaulting party), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this clause.

22.2             Amount

The defaulting party shall pay interest at the annual rate which is the aggregate of 5% per annum and the base rate from time to time of HSBC Bank plc.

22.3             Basis of payment

Interest under this clause 22 shall accrue daily on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the defaulting party on demand.

23.                    Counterparts

23.1             Execution in counterparts

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

23.2             One agreement

Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

24.                    Language

24.1             English language to prevail

This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

24.2             All notices in English

Each notice, instrument, certificate or other communication to be given under or in connection with this Agreement shall be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

25.                    Invalidity

Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

26.                    Agreement To Continue In Full Force And Effect

This Agreement together with the Tax Deed shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

27.                    Confidentiality

27.1             Prohibition on disclosure

Each of the Sellers hereby undertakes with the Buyer and the Company that he shall both during and after the term of this Agreement preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for his own or any other purposes Confidential Information except:

(a)                     in the circumstances set out in clause 27.2 below;

(b)                    to the extent otherwise expressly permitted by this Agreement; or

(c)                     with the prior consent in writing of the party to whose affairs such Confidential Information relates.

27.2             Permitted disclosures

The circumstances referred to in clause 27.1 above are:

(a)                     where the Confidential Information, after it is furnished to any of the Sellers, enters the public domain otherwise than as a result of (i) a breach by any of the Sellers of its obligations in this Clause 27 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and any of the Sellers is aware of such breach;

(b)                    if and to the extent the Sellers make disclosure of the Confidential Information to any person:

(i)                       in compliance with any requirement of law;

(ii)                    in response to a requirement of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers;

(iii)                 in response to any applicable regulatory authority to which the Sellers are subject where such requirement has the force of law; or

(iv)                in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities; or

PROVIDED THAT the Sellers shall advise the Buyer as soon as practicably possible of any such information disclosed pursuant to paragraphs (i), (ii), (iii) or (iv) of clause 27.2(b), and such information shall only be disclosed only to the extent required (in relation to (ii)) by the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers or (in relation to (i), (iii) and (iv)) by law.

27.3             No time limit

The restrictions contained in this clause shall continue to apply after the Completion without limit in time.

28.                    Third Party Rights

28.1             Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Third Party Rights Act except that:

(a)                     clauses 9, 12 and 27 confer on the third parties expressly identified there rights which are respectively directly enforceable by them subject to and in accordance with the terms of this Agreement; and

(b)                    (without prejudice to all other relevant terms) the benefits conferred by clauses 16, 18, 20, 21, 22 are also directly enforceable by those third parties respectively insofar as the rights referred to in clause 28.1(a) are concerned.

28.2             No right of any party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, or to terminate this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Third Party Rights Act.

29.                    Announcements

29.1             Restrictions on announcements

No press conference, announcement or other communication concerning Confidential Information or the transactions referred to in this Agreement, or in connection with the Company or otherwise relating to the financial condition or trading or financial prospects of the Company, shall be made or despatched by the Buyer or the Sellers or their agents, employees or advisers to any third party without the prior written consent of the Sellers and the Buyer save as may be required by any:

(a)                     law;

(b)                    existing contractual arrangements (including for this purpose any non-legally binding agreement with a Trade Union); or

(c)                     the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers; or

(d)                    any applicable regulatory authority to which the Sellers are subject where such requirement has the force of law.

provided such communication shall be made only after consultation with the Buyer and the Sellers.

29.2             Time limit

The restrictions contained in this clause shall continue to apply after Completion without limit in time.

29.3             Legal and regulatory requirements

The Buyer and each of the Sellers undertakes to provide all such information known to it or him or which on reasonable enquiry ought to be known to it or him or as may reasonably be required by the Sellers or the Buyer in relation to the Company for the purpose of complying with the requirements of law or of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers or of any applicable regulatory authority to which any of the parties is subject where such requirement has the force of law.

30.                    Governing Law And Jurisdiction

30.1             English law

This Agreement shall be governed by and construed in accordance with English law.

30.2             Courts of England and Wales

The parties to this Agreement irrevocably agree that, for the exclusive benefit of the Buyer, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and agree to submit to the jurisdiction of such courts.

This agreement has been entered into on the date stated at the beginning of this Agreement: IN WITNESS WHEREOF these present consisting of this and the preceding 43 pages are executed as follows:-

By the said Richard Lewis Lamotte (for himself and as attorney for the said Fiona Sylvia Ormond Lamotte) at Dundee on the 7TH day of April 2006 before the following witness:

Richard Lewis Lamotte	Witness signature

Witness (print name)

Fiona Sylvia Ormond Lamotte
(per her attorney, Richard Lewis Lamotte)	Witness address

For and on behalf of the said BBI Holdings plc at Cardiff on the 5TH day of April 2006 by Julian Baines as a Director and Stephen Young as Company Secretary thereof.

/s/ Julian Baines
Director

/s/ Stephen Young
Company Secretary

any dispute which may arise out of or in connection with this Agreement and agree to submit to the jurisdiction of such courts.

This agreement has been entered into on the date stated at the beginning of this Agreement: IN WITNESS WHEREOF these present consisting of this and the preceding 43 pages are executed as follows:-

By the said Richard Lewis Lamotte (for himself and as attorney for the said Fiona Sylvia Ormond Lamotte) at Dundee on the 7TH day of April 2006 before the following witness:

/s/ Richard Lamotte
Richard Lewis Lamotte	Witness signature

Witness (print name)
/s/ Richard Lamotte
Fiona Sylvia Ormond Lamotte
(per her attorney, Richard Lewis Lamotte)	Witness address

For and on behalf of the said BBI Holdings plc at Cardiff on the 5TH day of April 2006 by Julian Baines as a Director and Stephen Young as Company Secretary thereof.

Director

Company Secretary

THIS IS THE SCHEDULE REFERRED TO IN THE FOREGOING SHARE PURCHASE AGREEMENT BETWEEN BBI HOLDINGS PLC AND MR RICHARD LEWIS LAMOTTE AND MRS FIONA SYLVIA ORMOND LAMOTTE DATED

SCHEDULE PART 1

The Sellers

Name	Address	No. of Shares Shares held	Entitlement to Consideration
Richard Lewis Lamotte	Carse Cottage Grange Errol Perthshire PH2 7SZ	80	80%
Fiona Sylvia Ormaond Lamotte	Carse Cottage Grange Errol Perthshire PH2 7SZ	20	20%

SCHEDULE PART 2

Part A - Properties

(1)	(2)	(3)	(4)	(5)
		Registered or	Title number
Description of Property	Tenure	Sasine Title	(if registered)	Existing use

Unit 26 Prospect Business Centre Invergowrie Dundee	Leasehold	Not applicable	Not applicable	As a production room

Unit 21 Prospect Business Centre Invergowrie Dundee	Leasehold	Not applicable	Not applicable	As a biochemical laboratory

Unit 19 Prospect Business Centre Invergowrie Dundee	Leasehold	Not applicable	Not applicable	As a laboratory

Unit K Tayside Software Centre Invergowrie Dundee	Leasehold	Not applicable	Not applicable	As offices

Part B - Leases

(1)	(2)	(3)		(4)	(5)
Property	Date	Term		Parties	Current yearly rent

Unit 26	5 March 2003 and	Until	18	Scottish Enterprise	£ 2,530 (inclusive of service
Prospect Business Centre	subsequent date	April	2004	(1)Alchemy	charge)
Invergowrie Dundee		continuing by tacit relocation until 18 April 2007		Laboratories Limited (2)

Unit 21	14 April 1999 and	15 May until 14		Scottish Enterprise	£ 8,520 (exclusive of service
Prospect Business Centre	subsequent date	May 2004		(1) Alchemy	charge)
Invergowrie Dundee		continuing by tacit relocation until 14 May 2006		Laboratories Limited (2)

Unit 19	28 May 2004 and	Two months from I		Scottish Enterprise	£ 6,996 (inclusive of service
Prospect Business Centre invergowrie Dundee	subsequent date	June 2004 and thereafter from month to month		(1) Alchemy Laboratories Limited (2)	charge)

Unit K	21 June 2005,	1 July 2005		Scottish Enterprise	£ 6,136.08 (inclusive of
Tayside Software Centre Invergowrie Dimdee	27 June 2005 and subsequent date	until 31 December 2005 and thereafter from month to month		(1) Alchemy Laboratories Limited (2)	servicecharge)

SCHEDULE PART 3

The Company

Registered Number	:	SCI 78704

Registered. Office	:	Carse Cottage Grange Errol Perthshire PH2 7SZ

Directors	:	Richard Lewis Lamotte
Fiona Sylvia Ormond Lamotte

Secretary :	:	Richard Lewis Lamotte

SCHEDULE PART 4

The warranties

Part A
General warranties

I.                            Preliminary

1.1                   Information

(a)                     The facts set out in the recitals and parts 1, 2 and 3 of the Schedule are true, complete and accurate and not misleading.

(b)                    There is no fact or matter which has not been Disclosed which renders any information or documentation that has been Disclosed untrue, incomplete, inaccurate or misleading.

1.2                   Power to contract

Each of the Sellers has full power to enter into and perform this Agreement and the Tax Deed respectively and this Agreement constitutes, and the Tax Deed when executed will constitute, binding obligations on each of the Sellers (as the case may be) in accordance with their terms.

2.                          The Company

2.1                   Memorandum and articles of association

The copy of the memorandum and articles of association of the Company which is comprised in the Disclosure Documents is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380(4), CA 85 and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

2.2                   Statutory returns

The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by the Company have been correctly and properly prepared and so filed or delivered.

2.3                   Share capital

(a)                     The Shares constitute the whole of the issued share capital of the Company. There is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing. The Sellers are entitled to sell and transfer the Shares to the Buyer with full title guarantee and otherwise on the terms set out in this Agreement.

(b)                    The Company has not at any time:

(i)                       repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

(ii)                    directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether pursuant to sections 155 and 156, CA 85 or otherwise.

2.4                   Solvency

The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986. No order has ever been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has ever been levied on any of its assets. No administrative or other receiver has been appointed by any person over the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

3.                          Connected business

3.1                   Subsidiaries

The Company has no Subsidiary Undertakings or Associated Companies.

3.2                   Connected transactions

The Company:

(a)                     is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere);

(b)                    has not agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium;

(c)                     is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

(d)                    has no branch, place of business or substantial assets outside Scotland or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, TA 88) in any country outside the United Kingdom; and

(e)                     save as otherwise Disclosed pursuant to paragraphs 3.2(a) to 3.2(d), does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

4.                          Accounts

4.1                   General

The Accounts:

(a)                     were prepared in accordance with the requirements of all relevant statutes, with good accounting principles and practices generally accepted at the date hereof in the United Kingdom (including the Accounting Standards) for companies carrying on a similar business to that of the Company and an a basis consistent with preceding accounting periods of the Company and with the books of account of the Company and are true and accurate in all material respects;

(b)                    disclose a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its profits and losses for the financial year ended on such date;

(c)                     contain full provision or reserve for bad and doubtful debts, obsolescent or slow-moving stocks and for depreciation, on fixed assets, which provision or reserve was when made and is now adequate;

(d)                    contain a note of all capital commitments of the Company at the Balance Sheet Date, which note was when made and is now adequate, fair and not misleading;

(e)                     contain proper and adequate reserves or provision for all Taxation, including deferred taxation as defined in SSAP 15 (sufficient provision being made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

(f)                       disclose, note or provide for all liabilities of the Company which were known, actual or contingent (including contingent liabilities to customers and contingent liabilities for Taxation);

(g)                    value the stock-in-trade at the lower of cost and net realisable value and such stock-in-trade does not include any redundant, obsolete or unsaleable items or any items which are the subject of any dispute (other than minor disputes in the ordinary course of business) with a supplier or customer;

(h)                    value the work-in-progress on a basis that includes profit and includes adequate provision for losses which have arisen or could reasonably be anticipated to arise on uncompleted contracts and on completed contracts in respect of which the maintenance period is unexpired, and the amount included in the Accounts in respect of work-in-progress is reasonable and has been determined in accordance with SSAP 9; and

(i)                        reflect all the fixed and loose plant and machinery, equipment, furniture, fittings and vehicles used by the Company at the Balance Sheet Date, (apart from depreciation in the ordinary course of business) their value is not less than at the Balance Sheet Date and none has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

4.2                   Stock-in-trade and work-in-progress

The basis of valuation for stock-in-trade (other than the Company’s stock of antibodies) and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Accounts in respect of the beginning and end of each of the accounting periods of the Company for the last five financial years. In the case of the stock of antibodies, the valuation thereof has been calculated by the Directors by undertaking a physical count of the stock quantities held by the Company and valuing that stock at its cost price to the Company.

4.3                   Profits

The profits of the Company for the three years ended on the Balance Sheet Date as shown by the Accounts and the trend of profits shown by them have not (except as fairly and accurately disclosed in them) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of exceptional or non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms (other than any transactions between the Company and Vision) or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

4.4                   Books of account

All accounting records which the Company is required to keep in accordance with section 221 CA85 (including all invoices and other records required for VAT purposes):

(a)                     have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the Companies Acts and no notice or allegation that any of the same is incorrect or should be rectified has been received;

(b)                    do not contain or reflect any material inaccuracies or discrepancies;

(c)                     give and reflect an accurate view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade and work-in-progress; and

(d)                    contain accurate information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party and the Accounts do not overstate the value of any asset or understate any liability of the Company at the Balance Sheet Date.

5.                          Post-Balance Sheet Date events

5.1                   Since the Balance Sheet Date, the Company;

(a)                     has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of the Company’s business and without any interruption or alteration in the nature, scope or manner of its business;

(b)                    has not experienced any material deterioration in its financial position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not materially less than the value of its net assets at the Balance Sheet Date and the Company has not had its business, profitability or prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

(c)                     has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) other than than the New Lease or otherwise than in the ordinary course of the Company’s business;

(d)                    has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

(f)                       has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of £25,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

(g)                    has received payment in full on their due dates of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), has not released any debts in whole or in part and has not written off debts in an amount exceeding £20,000 in the aggregate;

(h)                    has not entered into contracts involving capital expenditure in an amount exceeding £30,000 in the aggregate;

(i)                        has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

(j)                        has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;

(k)                     has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks;

(l)                        has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

(m)                  has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date;

(n)                    has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company, other than sums which in aggregate amount to less than £2,000; and

(o)                    (including any class of its members) has not passed any resolution whether in general meeting or otherwise.

6.                          Transactions with the Sellers, Directors and Connected Persons

6.1                    Loans and debts

There is not outstanding:

(a)                     any indebtedness or other liability (actual or contingent) owing by the Company to any Seller or any Affiliate of any Seller or Director or any Connected Person or owing to the Company by any Seller or any Affiliate of any Seller or Director or any Connected Person; or

(b)                    any guarantee or security for any such indebtedness or liability as aforesaid.

6.2                   Arrangements with Connected Persons

(a)                     With the exception of dealings between the Company and Vision, there is not outstanding, and there has not at any time during the last six years been outstanding, any binding agreement to which the

Company is a party and in which any Seller, Affiliate of any Seller, Director or former director of the Company or any Connected Person is or has been interested, whether directly or indirectly.

(b)                    The Company is not a party to nor have Its profits or financial position during the last six years been affected by any agreement or arrangement which Is not entirely of an arm’s length nature (with the exception of any agreements or arrangements between the Company and Vision).

6.3                   Competitive interest

(a)                     No Seller, Affiliate of any Seller, Director, former director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five per cent of such class of securities.

(b)                    The Sellers either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

6.4                   Benefits

No Connected Person or Affiliate of any Seller, Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

7.                          Finance

7.1                   Borrowings

Particulars of all money borrowed by the Company have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

7.2                   Debts owed to the Company

As far as the Sellers are aware, all debts owed to the Company are collectable in the ordinary course of business and each such debt will realise in full its face value within three months of its due date for payment. The Company and the Sellers consider none of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

7.3                   Bank accounts

(a)                     Particulars of the balances on all the Company’s bank accounts as at 11th April 2006 have been Disclosed and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments which have been Disclosed.

(b)                    All unpresented cheques drawn by the Company as at 11th April 2006 have been Disclosed and there are no such unpresented cheques drawn otherwise than in the normal course of business.

7.4                   Working capital

Having regard to its existing banking and other facilities, the Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

7.5                   Financial facilities

The Sellers have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject. Neither the Sellers nor the Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

7.6                   Grants

Full details of all grants made to the Company in the last three years have been Disclosed. No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any such grant or any loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

7.7                   Options and guarantees

(a)                     The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

(b)                    No person other than the Company has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

7.8                   Payment of obligations

There has been no delay by the Company in the payment of any material obligation due for payment.

8.                          The Properties

8.1                   Leasehold Properties

(a)                     All of the Properties are leasehold properties and comprise all the immoveable properties owned, controlled, used or occupied by the Company and all the rights, interests or liabilities (whether contingent, secondary or otherwise) vested in the Company relating to any immoveable properties at the date hereof and the particulars of each lease set out in Schedule 2 are true, complete and accurate and not misleading, and in relation to each lease:

(i)                       the lease is a head lease and no collateral agreement, undertaking, waiver or concession has been made or given which is binding on the Company;

(ii)                    where the current annual rent is not the same as the annual rent originally reserved in the lease, evidence of its agreement or determination has been placed with the documents of title and no rent reviews are or should be currently under negotiation or the subject of a reference to an expert or arbitrator or the courts;

(iii)                 no notices of breaches of any obligations or conditions contained in the lease have been given or received on the part of the Company and the landlord has not refused to accept rent or made any complaint of breach of covenant;

(iv)                no alterations, improvements or additions have been made to the Property to which the lease relates since the grant of the lease or in respect of all such alterations, improvements or additions made all necessary consents and approvals have first been obtained;

(v)                   VAT is not chargeable on the rent or any other payment to be made under the lease and no election has been made by the landlord to waive exemption from VAT in respect of the lease;

(vi)                the lease is subsisting;

(vii)             no notices have been served by the landlord in respect of the lease;

(viii)          the Company is not aware of any major item of expenditure already incurred by the Landlord or expected to be incurred by it within the next 12 months which is or will be recoverable in whole or in part from the tenant under the terms of the lease; and

(ix)                  there are no subsisting disputes between the Company and the Landlord.

8.2                   Occupation

The Company is in physical possession and actual occupation of each of the Properties on an exclusive basis and no other person is or will be entitled to occupy or use any part of any of the Properties.

8.3                   Fire certificate etc.

Where required, a fire certificate has been issued in respect of each of the Properties and each of the Properties complies in all respects with current fire regulations and the current requirements of the insurers of the Properties.

8.4                   Condition and repair

So far as the Sellers are aware, there are (and there have been) no structural or other defects in respect of the buildings and structures on or comprising any of the Properties and all such buildings and structures are in good and substantial repair and condition.

8.5                   Legislation

Neither the Company nor the Sellers have received in respect of the Properties any notification in respect of any of the following legislation : the Public Health (Scotland) Acts, Section 3A, 8, 16 or 37 of the Sewerage (Scotland) Act 1968, Section 23 of the Town and Country Planning (Scotland) Act 1997, Section 75 of the Town and Country Planning (Scotland) Act 1997, Section 3 of the Local Government (Development and Finance) (Scotland) Acts 1964, Sections 69, 70 or 73 of the Local Government (Scotland) Acts 1973 (as amended by the Local Government, etc (Scotland) Act 1994) and Sections 16 and 48 of the Roads (Scotland) Act section 18, Public Health Act 1936, section 52, Town and Country Planning Act 1971, sections 38 and 278, Highways Act 1980, section 33, Local Government (Miscellaneous Provisions) Act 1932, section 106, Town and Country Planning Act 1990, section 104, Water industry Act 1991 or any legislation of a similar nature.

9.                          Environmental

9.1                   Permits

(a)                     All Permits in relation to the carrying on of the Business have been obtained and full copies have been Disclosed to the Buyer and are in full force and effect and their terms and conditions have been complied with.

(b)                    No circumstance exists which may or is liable to result in modification, suspension, or revocation of any Permit or may or is likely to result in any such Permit not being extended, renewed, granted or (where necessary) transferred.

9.2                   Hazardous Matter

No Hazardous Matter has been generated, used, kept, treated, transported, spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any of the Properties.

9.3                   Notice of claims

At no time has the Company or any of the Sellers had knowledge of or received any notice claim or other communication alleging any actual or potential Environmental Liability.

9.4                   Environmental Liability

So far as the Sellers are aware without having made any specific enquiry, there are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred or are occurring or have been or are in existence at, in, under or about any of the Properties or in or about the conduct of the Business by the Company which may or are liable to give rise to Environmental Liability.

10.                    Other assets

10.1             Title

(a)                     Except as otherwise warranted or Disclosed pursuant to paragraph 8 above, the Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or have otherwise been, represented as being the property of the Company or which were at the Balance Sheet Date used or held for the purposes of its business and (except for assets disposed of or realised by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms and all such assets are in the possession and control of the Company and are sited within the United Kingdom.

(b)                    The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

10.2             Encumbrances

The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement except that, if there is any such Encumbrance, arrangement or agreement it has been Disclosed and there has been no default by the Company in the performance or observance of any of the provisions thereof.

10.3             Condition of assets

The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

(a)                     as far as the Sellers are aware, do not contravene any requirement or restriction having the force of law; and

(b)                    are, as far as the Sellers are aware, in a state of repair and condition commensurate with their age and are regularly maintained, fully serviceable and in satisfactory working order;

and the vehicles owned by the Company axe road worthy and duly licensed for the purposes for which they are used.

10.4             Condition of Stock

The Company’s stock in trade including its stock of antibodies is in good condition and is capable of being sold by the Company in the ordinary course of business.

10.5             Rental payments

Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Documents and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

11.                    Insurance

11.1             Extent of insurance

All the assets of the Company which are of an insurable nature are and have at all material times been fully insured to their full replacement value with a well established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the Company and the Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and liability to third parties in respect of errors or omissions in the provision of any professional services by the Company).

11.2             Premiums and claims

Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies axe valid and in force. So far as the Sellers are aware there are no circumstances and there is no action which the Company has or has not taken in relation to a claim that would otherwise be payable under the policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased. There is no claim outstanding under any such policies and so far as the Sellers are aware there are no circumstances likely to give rise to such a claim.

11.3             Maintenance of cover beyond the date of this Agreement

The insurance referred to in paragraph 11.1 of this Schedule will be maintained in effect until the Completion Date

11.4             Access to documentation and information relating to insurance and claims

Where and to the extent that the Sellers are able to procure this and on the provision of reasonable written notice, the Buyer shall be afforded access to, and shall be permitted to take, and take away, copies of any relevant documents in the files of any officer of any of the Sellers, or of brokers acting for any of the Sellers, that relate to the placement of any policy of insurance within paragraph 11.1 of this Schedule or actual or potential claim or circumstances that may have been made or .notified under any such policy. The Buyer shall also be at liberty to interview any such officer in relation to such matters and the Sellers shall procure - to the extent to which the Sellers reasonably can - that any question asked at such, an interview shall be fully and accurately answered by that officer.

12.                    Litigation

12.1             Litigation and arbitration proceedings

(a)                     Save as claimant in the collection of debts (not exceeding £10,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation or arbitration proceedings and there are no lawsuits or arbitration proceedings pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

(b)                    The Company has not, in the last 3 years preceding the date of this Agreement, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier, or customer, of importance to the Company or the Business,, or where such litigation, arbitration or dispute resulted in adverse publicity or loss of goodwill.

(c)                     As far as the Sellers are aware, there is no matter or fact in existence which might give rise to any legal proceedings or arbitration involving the Company, including any which might form the basis of any criminal prosecution against the Company.

12.2             Injunction, etc

No injunction or order for specific performance has been granted against the Company.

12.3             Orders and judgments

The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

13.                    Licences

13.1             General

The Company has all necessary licences (including statutory licences), permits, consents and authorities (public and private) for the proper and effective carrying on of the Business and in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Sellers know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Buyer or otherwise and, so far as the Sellers are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by contract from carrying on any activity in any part of the world.

13.2             Financial Services and Markets Act 2000

The Company does not carry on, nor does it purport to carry on, nor has it at any time since 28 April 1988 carried on, or purported to carry on, in the United Kingdom investment business within the meaning of section 1, Financial Services Act 1986 or any regulated activity within the meaning of section 22, Financial Services and Markets Act 2000 nor has it contravened any provision of either of those Acts.

13.3             Data Protection Act 1998

(a)                     The Company has registered or applied, to register itself under the Data Protection Act 1998 in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid.

(b)                    The details contained in such registrations or applications are correct, proper and suitable for the purpose(s) for which the Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been made available to the Buyer.

(c)                     All personal data held by the Company has been held in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data.

(d)                    There are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1998 currently outstanding against the Company, nor is there any outstanding appeal against such notices. The Sellers are not aware of any circumstances which may give rise to the giving of any such notices to the Company.

(e)                     There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data.

(f)                       There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate, nor has the Company lost or made any unauthorised disclosure of any such data.

(g)                    Without prejudice to the specific provisions above, the Company and its employees have complied in all respects with the requirements of the Data Protection Acts 1984 and 1998.

14.                    Trading

14.1             Tenders, etc

No offer, tender or the like is outstanding (the value of which to the Company could exceed £10,000 in any year) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

14.2             Delegation of powers

There are in force no powers of attorney given by the Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

14.3             Consequence of acquisition of Shares by Buyer

The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not:

(a)                     relieve any person of any contractual obligation to the Company or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(b)                    conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association; or

(c)                     result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

14.4             Guarantees and warranties

The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

14.5             Competition/Anti-trust

The Company is not and has not been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or in the pursuit of any course of conduct (other than any conduct carried out in conjunction with the Buyer) which is or was or may be:

(a)                     registrable but not properly registered under the Restrictive Trade Practices Act 1976 or capable of giving rise to an investigation by the Office of Fair Trading or a reference to the Competition Commission under the provisions of the Fair Trading Act 1973;

(b)                    infringing Article 81 or Article 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998;

(c)                     in contravention of the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Resale Prices Act 1976, the Competition Act 1980, the Consumer Protection Act 1988, or any other provision of the Competition Act;

(d)                    is otherwise registrable, unenforceable or void or capable of rendering the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business;

(e)                     as far as the Sellers are aware, the: subject of any investigation by any competent anti-trust authority or any litigation proceedings in respect of any provision of any anti-trust legislation, trade regulation or similar legislation in any jurisdiction; or

(f)                       subject to any undertakings / to any Competent anti-trust authority or other Competent body in any jurisdiction.

14.6             Restrictions on trading

The Company is not and has not been a party to any agreement restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

14.7             Possession of records

(a)                     All title deeds and agreements to which the Company is a party and all other documents owned by, or which ought to be in the possession of or held unconditionally to the order of the Company are in the possession of the Company.

(b)                    The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or field by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

14.8             Business names

The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

14.9             Unlawful acts

Neither the Company nor any officer has been prosecuted for my criminal, illegal or unlawful act connected with the Company.

14.10       Inducements

No officer or employee of the Company has (in connection with the Business or otherwise) directly or indirectly offered, given, procured or received any gift, loan, fee reward, advantage or other consideration which:

(a)                     is deemed illegal under the Prevention of Corruption Acts 1889 to 1916 and/or Part 12 of the Anti-terrorism, Crime and Security Act

2001, or which has contravened, or was intended to result in the contravention of, the laws of any jurisdiction; or

(b)                    (whether or not it is lawful) is in the nature of a bribe, influence payment or kickback or similarly has an ulterior or covert purpose;

or has agreed, conspired or attempted to, or assisted any other person to, do any such thing.

15.                    Contracts

15.1             Material contracts

There are contained in the Disclosure Documents details of every contract to which the Company is a party and which:

(a)                     are incapable of complete performance in accordance with their terms within six months after the date on which they were entered into or undertaken;

(b)                    are known by any of the Sellers to be likely to result in a loss to the Company on completion of performance;

(c)                     cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(d)                    in the opinion of the Sellers, involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

(e)                     require an aggregate consideration payable by the Company (other than salaries to Employees carrying out work in respect of such contract) in excess of £25,000;

(f)                       involve or are likely to involve the supply of goods by the Company, the aggregate sales value of which will represent in excess of five pet cent of the turnover of the Company for the year ended on the Balance Sheet Date; or

(g)                    is a contract for services (other than contracts for the supply of electricity or normal office services);

(h)                    require the Company to pay any commission, finder’s fee royalty or the like;

(i)                        contains any change of control clauses relating to any party to it.

15.2             Performance of contracts

(a)                     The terms of all contracts of the Company have been complied with by the Company and as far as the Sellers are aware by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

(b)                    There are no outstanding and intimated claims, separately or in the aggregate, of material amounts against the Company on the part of customers or other parties in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company and no such claims are threatened or anticipated and, as far as the Sellers are aware, there is no matter or fact in existence in relation to goods or services currently sold or supplied by the Company which might give rise to the same. For the purposes of this sub-clause only, “material” shall mean any claims by any one party which in the aggregate would result in damages in excess of £500 becoming payable by the Company.

(c)                     As far as the Sellers are aware, there are no matters in existence which would result in the invalidity of or grounds for rescission, avoidance or repudiation of, any agreement or other transaction to which the Company is a party or in relation to which it otherwise purports to have enforceable rights and no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction has been served upon the Company.

(d)                    Except for this Agreement, there are no actual or purported contracts which are material to the Business and under which the Company purports to have enforceable rights by virtue only of the Third Party Rights Act.

15.3             Agency and distribution agreements

The Company is not a party to any subsisting agency or distributorship agreement.

16.                    Employees

16.1             Particulars of employees

The particulars shown in the Schedule of employees comprised in the Disclosure Documents are true and complete and show in respect of each employee of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include fall particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party, whether binding or not) and each Director, officer and employee of the Company is listed therein, and all of them are engaged exclusively in the Business.

16.2             Contracts of employment

There is no contract of employment in force between the Company and any of its Directors, officers or employees which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI ERA) on three months notice or less given at any time. There are no consultancy, agency or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company (or any employers’ or trade association of which the Company is a member) and any Trade Union, or works council, staff association or other body representing employees or workers or a substantial body of them. There are no outstanding pay negotiations with any employees, workers or Trade Unions.

16.3             Benefits

There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month’s arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

16.4             Liabilities and payments

Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(a)                     no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination or for any other liability (statutory, contractual or otherwise) accruing from the termination or variation of any contract of employment or for services;

(b)                    no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer, employee or worker or any dependant of any present or former director, officer or employee of the Company; and

(c)                     the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit or change in terms and conditions of employment for any present or former director, officer or employee of the Company in connection with the sale and purchase under this agreement.

16.5             Relevant legislation

(a)                     The Company has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) complied with:

(i)                       all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers; and

(ii)                    all collective agreements, recognition, agreements and customs and practices for the time being affecting its employees and workers or their conditions of service.

(b)                    The Company has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22, Health and Safety at Work etc. Act 1974, nor as far as the Sellers are aware, is any prosecution or sentence pending for any (alleged) offence under the Health, and Safety at Work Act 1974.

(c)                     The Company is not in breach of any of the provisions on the employment of young persons contained in the Health and Safety (Young Persons) Regulations 1997, the Children (Protection at Work) Regulations 1998 or the Working Time Regulations 1998 and is not presently being prosecuted under any of such provisions.

(d)                    There is no liability or claim against the Company outstanding or anticipated under the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, ERA, TUPE, the Social Security Contributions and Benefits Act 1992, TULRCA, the Working Time

Regulations 1998, the National Minimum Wage Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 or the Fixed term Employees (Prevention of less favourable treatment) Regulations 2002 or the Employment Act 2002.

(e)                     Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union or workers’ representatives under the provisions of Part IV, TULRCA or under TUPE nor has the Company failed to comply with any such obligation under the said Part IV or TUPE.

16.6             Termination of employment

(a)                     No present director, officer or employee of the Company has given or received notice terminating his employment and completion of this agreement will not trigger any entitlement to a severance payment or liquidated damages.

(b)                    The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee in respect of its employees or any Trade Union.

16.7             Share and other schemes

The Company does not have in existence nor is it proposing to introduce, and none of its directors, officers or employees participates in (whether or not established by the Company), any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or workers or the dependants of any of such persons or any scheme whereunder any present or former director, officer or employee or worker of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, .firm or company including any profit related pay scheme established under Chapter III, Part V, TA 88.

16.8             Disputes and claims

(a)                     No dispute exists or can reasonably be anticipated between the Company and a material number or category of its employees or any Trade Union(s) or works council and so far as the Sellers are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee or worker of the Company.

(b)                    The Company has not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or workers or lock-out, nor, so far as the Sellers are aware, is any anticipated, which has caused, or is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

16.9             Transfer of undertakings

The Company has not within the period of one year preceding the date of this Agreement been a party to any relevant transfer as defined in TUPE. The Company has not failed to comply with any duty to inform and consult any Trade Union or employees’/workers’ representatives under the said regulations within the period of one year preceding the date of this agreement.

16.10       Agreements with Trade Unions

The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor are any of its employees members of any trade union or staff association, and, so far as the Company is aware, no application for collective bargaining recognition by a Trade Union is pending under Schedule A1 of TULRCA.

17.                    Health and Safety

17.1             The Business has at all times been conducted in compliance with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies (Health and Safety Legislation).

17.2             There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the conduct of the Business which are liable to give rise to liability under the Health and Safety Legislation.

17.3             No works, repairs, construction, remedial action or expenditure is or may be required in relation to the Health and Safety Legislation in order to carry on lawfully the Business at each Property.

17.4             At no time have or has the Sellers or the Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health and Safety Legislation.

18.                    Pension Schemes

18.1             General

(a)                     Save for the Sellers’ Pension Scheme there are no Pension Schemes for current or past directors or employees of the Company and the Company has never contributed to any Pension Schemes except the Sellers’ Pension Scheme.

(b)                    The Company has no liability and will have no liability in respect of any Pension Scheme which exists at, or which has existed prior to Completion.

18.2             Sellers’ Pension Scheme

(a)                     All premium and other payments due from the Company in respect of the Sellers’ Pension Scheme for the period up to Completion have been paid in full and there are no amounts due from the Company to anyone in respect of the Sellers’ Pension Scheme.

(b)                    All Company contributions in respect of the Sellers’ Pension Scheme will cease at Completion.

(c)                     The Company has fully complied with all of the terms of the Sellers’ Pension Scheme.

(d)                    With effect from Completion, the Company has no liability and will have no liability in respect of the Sellers’ Pension Scheme.

18.3             Claims

No claim has been threatened or made or litigation commenced against the trustees or administrator of the Sellers’ Pension Scheme or against the Company or any other person whom the Company is or may be liable to indemnify or compensate in respect of any matter arising out of or in connection with the Sellers’ Pension Scheme. There are no circumstances which may give rise to any such claim or litigation. There are no unresolved disputes under the Sellers’ Pension Scheme’s internal dispute resolution procedure.

18.4             Stakeholder pension arrangements

(a)                     The Company has complied with all obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of its relevant employees (as defined in the Welfare Reform and Pensions Act 1999) to a stakeholder pension arrangement.

(b)                    There is no obligation on the Company to pay contributions to a stakeholder pension arrangement in respect of any employee or officer of the Company.

(c)                     There are no claims or actions in progress or pending, nor any reason for such claims or actions involving any employee or officer of the Company in connection with a stakeholder arrangement.

19.                    Intellectual Property

19.1             Intellectual Assets

(a)                     Part 7 of the Schedule contains particulars of all Intellectual Assets used by the Company in the course of the Business.

(b)                    The Company is the sole beneficial owner of all Copyright in the Intellectual Assets.

(c)                     except as set out in 19.1(a) and 19.1(b) the Company owns no other Intellectual Assets.

19.2             Enforcement

(a)                     None of the Intellectual Assets are the subject of outstanding or threatened disputes, claims or proceedings for cancellation, revocation, opposition, interference, rectification or contested ownership.

(b)                    All registered Trade Marks and Patent Rights owned by the Company have been disclosed in the Disclosure Letter.

(c)                     As far as the Sellers are aware, all Know-How owned, used or exploited by the Company has been kept secret and confidential and has not been disclosed to third parties, except under a valid NDA with such third party.

(d)                    Nothing has been done to diminish or otherwise affect the reputation of unregistered Trade Marks owned, used or otherwise exploited by the Company.

19.3             Intellectual Property Agreements

(a)                     Copies of all Intellectual Property Agreements have been Disclosed in the Disclosure Letter and marked Intellectual Property Agreements.

(b)                    There are no disputes, claims or proceedings which have been intimated to the Sellers or the Company arising out of or relating to Intellectual Property Agreements.

(c)                     All Intellectual Property Agreements have been duly recorded or registered with the proper authorities within the United Kingdom whenever a requirement to do so exists.

19.4             Infringement

(a)                     The Company has not infringed and does not infringe any Intellectual Property Rights of a third party as a result of the Company’s use or exploitation of the Intellectual Assets or Know- How, nor has such use or exploitation given rise to any infringement dispute, claims or proceedings against the Company.

(b)                    There has not been and, as far as the Sellers are aware, there is no current infringement by any third party of any of the Intellectual Assets.

20.                    Information technology and telecommunications

20.1             Ownership of IT Systems

(a)                     Brief particulars of all IT Systems are Disclosed in the Disclosure Letter marked IT Systems.

(b)                    The Company is the legal and beneficial owner, licensee., or lessee of the IT Systems which are currently used to carry on the Business, and the Company is not wholly or partly dependent on any facilities or services (other than licensed software) not under the exclusive ownership and control of the Company.

(c)                     Copies of all IT contracts are Disclosed in the Disclosure Letter.

20.2             Computer operation and maintenance

(a)                     The IT Systems perform effectively and, as far as the Sellers are aware, do not contain any material defect which may materially adversely affect their working order or function. No part of the IT Systems has materially failed to function at any time during the two years prior to the date hereof

(b)                    The Company has full and unrestricted access to and use of the IT Systems, and no third party agreements or consents are required lo enable the Company to continue such access and use following completion of the transaction contemplated by this agreement.

(c)                     So far as the Sellers are aware the IT Systems are sufficient for the Business as it is now carried on.

(d)                    As far as the Sellers are aware no part of the IT Systems is infected by any virus or other extraneously-induced, malfunction, and no person has had unauthorised access to the IT Systems or any data stored thereon. The Company has operated commercially available virus protection programs on the IT Systems at all material times in the past 12 months.

(e)                     The Disclosure Letters detail the steps taken by the Company to ensure that its business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

21.                    Legislation

The Company is not in breach of and has not received notice of and is not aware of any allegation of breach of the requirements of any legislation which is applicable to it

22.                    Payments in relation to Lateral

The Company has no liability to pay any amounts to Lateral or any third party relating to the Lateral Patent or any fees or costs relating to the Lateral Patent.

23.                    Christopher Lamotte Loan

Christopher Lamotte, the brother of Richard Lamotte, has repaid in full all monies loaned to him by the Company.

SCHEDULE PART 4

Part B
Tax warranties

22.           Taxation

22.1             General

(a)                     Notices and returns

(i)                       All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is or is likely to be, the subject of any dispute with any Taxation Authority.

(ii)                    All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

(b)                    Payment of Tax due

(i)                       All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

(ii)                    The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of the Company’s current or preceding accounting period and neither is the Company under any obligation to do so.

(c)                     Penalties or interest on Tax

The Company has not within the period of six years ending on the date of this agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

(d)                    Compliance with PAYE, national insurance contribution and Tax collection obligations

(i)                       All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

(ii)                    All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer’s contributions) have been so made.

(iii)                 All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted.

(iv)                Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.

(v)                   The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, TA 88.

(e)                     Investigations

The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and, as far as the Sellers are aware, there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

(f)                       Residence

The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

(g)                    Tax provision

Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted, accounting principles.

(h)                    Concessions and arrangements

The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Balance Sheet Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

(i)                        Anti-avoidance provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

(j)                        section 765, TA 88

The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, TA 88 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

(k)                     Transactions requiring clearance or consent

All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations; and any transaction for which clearance or consent was obtained, has been carried into effect only in accordance with the terms of the relevant clearance or consent.

(l)                        Calculation of Taxation liability

The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

(m)                  Claims and disclaimers

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

(n)                    Outstanding claims, elections and appeals

The Disclosure Documents contain full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled:

(i)                       to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;

(ii)                    to appeal against any assessment or determination relating to Taxation;

(iii)                 to apply for a postponement of Taxation.

(o)                    sections 140A, 140D TA 88

No shares or securities have been issued by the Company to which the provisions of section 140A or 140D TA 88 have been or could be applied.

22.2             Corporation tax, including corporation tax on chargeable gains

(a)                     Base values and acquisition costs

If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.

(b)                    Capital allowances

All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writingdown allowances or industrial building allowances (as the case may be) under CAA and in relation to expenditure incurred but for which no claim has been made a claim made in the Company’s next corporation tax self-assessment return for such allowances in respect of such expenditure would not be barred by virtue of section 58(4), CAA.

(c)                     Leased assets

The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 177 or 183, CAA in respect of such assets.

(d)                    Finance leases

The Company is not a lessee under a lease to which the provisions of Chapter 17 of Part 2, CAA apply or could apply.

(e)                     Short life assets

The Company has not made any election under section 85, CAA nor is it taken to have made such an election under section 89(4), CAA.

(f)                       Long life assets

The Company has not incurred any long-life asset expenditure within the meaning of section 90, CAA.

(g)                    Industrial buildings

None of the assets of the Company expenditure on which has qualified for a capital allowance under Part 3, CAA has at any time been used otherwise than as an industrial building or structure.

(h)                    Distributions

No distribution within the meaning of sections 209, 210 and 211, TA 88 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution.

(i)                        Repayments of share capital

The Company has not any time after 6 April 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase, or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital nor has the Company after that date capitalised or agreed to capitalise in. the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI, TA 88) or passed or agreed to pass any resolution to do so.

(j)                        Demergers

The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, TA 88 nor has it made or received a chargeable payment as defined in section 218(1), TA 88.

(k)                     Issues of securities

No securities (within the meaning of section 254(1), TA 88) issued by the Company and remaining in issue at the date of this agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), TA 88, nor has the Company agreed to issue such securities in such circumstances.

(l)                        Capital distributions

The Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

(m)                  Land sold and leased back

The Company has not entered into any transaction to which the provisions of section 779 or 780, TA 88 have been or could be applied.

(n)                    Foreign loan interest

The Company has not since 31 March 1982 received any foreign loan interest in respect of which double taxation relief will or may be restricted under section 798, TA 88.

(o)                    Non-deductible payments

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788, TA 88 or any other statutory provision or otherwise.

(p)                    Rent payable to connected persons

No rent is or has been payable by the Company to which the provisions of sections 33A and 33B, TA 88 could have applied prior to their ceasing to have effect.

(q)                    No unremittable income or gains

No claim has been made by the Company under sections 534, 585 or 723 TA 88 or under section 279, TCGA.

(r)                       Payments to directors, officers or employees

The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Balance Sheet Date.

(s)                     Disallowance of trading losses and advance corporation tax carry forward

No change of ownership of the Company has taken place in circumstances such that section 768 (change in ownership of company: disallowance of trading losses) or section 245, TA 88 (change in ownership of company: calculation and treatment of advance corporation tax) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this agreement there has been no major change in the nature or conduct of any trade or business (as defined in section 768 and section 245, TA 88) carried on by the Company.

(t)                       Transfer pricing

Save for any transactions undertaken with Vision, the Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, TA 88 may apply and nor will the

Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

(u)                    Transactions not at arm’s length

The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.

(v)                    Transactions between connected persons

No allowable loss has accrued to the Company to which section 18(3), TCGA will apply.

(w)                  Chargeable debts

The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251, TCGA.

(x)                      Relief for loans to traders and qualifying corporate bonds

No claim for relief has been allowed to the Company pursuant to sections 253 and 254, TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10), TCGA.

(y)                    Chargeable policies

The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.

(z)                      Postponement of gains relating to overseas trade

No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.

(aa)               Depreciatory transactions

(i)                       No allowable loss which might accrue on the disposal by the Company of any share in or security of any company is likely to be reduced by virtue of the provisions of sections 176 and 177, TCGA.

(ii)                    The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.

(bb)             Restriction of straightline growth

No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2, TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

(cc)               Other claims made by the Company

The Company has made no claim under any of the following:

(i)                       section 280, TCGA (tax on chargeable gains payable by instalments);

(ii)                    section 24(2), TCGA (assets of negligible value);

(iii)                 section 242(2), TCGA (small part disposals of land); or

(iv)                section 139, FA 1993 (deferral of unrealised exchange gains).

(dd)             Gifts

The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

(ee)               Non-resident companies

(i)                       There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13, TCGA or Chapter IV of Part XVII, TA 88.

(ii)                    The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 191, TCGA.

(ff)                   Controlled foreign companies

No notice of the making of a direction under section 747, TA 88 has been received by the Company and no circumstances exist which would entitle the Inland. Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752, TA 88.

(gg)             Agent for non-residents

The Company has not been a party to any transaction or arrangement whereby it is or may hereafter become liable for Taxation under or by virtue of section 42A, TA 88 or regulations made thereunder or section 126, FA 1995.

(hh)             Profit-related gay

No scheme registered under Chapter III of Part V, TA 88 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.

(ii)                     Payment from pension funds

The Company has not received a payment out of funds held fox the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, TA 88.

(jj)                     Claims and elections

(i)                       The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4, TCGA.

(ii)                    The Disclosure Documents contain full particulars of elections made under:

(A)                 Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of Gain or Loss) Regulations 1994 and whether or not such elections have been varied; and

(B)                   Regulations 3 or 4 of The Local Currency Elections Regulations 1994 and each such election is still valid.

(kk)               Loan relationships

(i)                       All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

(ii)                    The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA 1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.

(iii)                 The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9 FA 1996).

(iv)                The Disclosure Documents contain full particulars of:

(A)                 any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996);

(B)                   the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and

(C)                   any election made pursuant to paragraph 9 of Schedule 15, FA 1996.

(v)                   The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

22.3             Close companies

(a)                     Close company status

The Company has at all times been a close company within the meaning of sections 414 and 415, TA 88.

(b)                    Close investment-holding company status

The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A, TA 88.

(c)                     Distributions

No distribution within section 418, TA 88 has ever been made by the Company.

(d)                    Loans to participators

Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, TA 88 have been Disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

22.4             Inheritance tax

(a)                     No transfers of value and associated operations

The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.

(b)                    Inland Revenue charge

There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.

(c)    Power of sale, mortgage or charge

No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.

22.5             VAT

(a)                     Returns and payments

(i)                       The Company is duly registered for the purposes of VAT and has been so registered at all times that it has been required to be registered and no such registration is subject to any conditions imposed by or agreed with HM Revenue & Customs.

(ii)                    The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of Schedule 11, VATA.

(iii)                 VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

(b)                    Taxable supplies and input tax credit

All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.

(c)                     VAT groups

The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(d)                    Transactions between connected persons

The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.

(e)                     Charge to VAT as agent or representative

The Company is not and has not agreed to become liable for VAT by virtue of section 47 and 48, VATA.

(f)                       VAT and Properties

The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and:

(i)                       neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;

(ii)                    all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10, VATA has been given and any permission required by paragraph 3(9) of Schedule 10, VATA has been properly obtained;

(iii)                 a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;

(iv)                no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10, VATA;

(v)                   in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and

(vi)                the Company has not agreed to retrain from making an election in relation to any of the Properties.

(g)                    Capital goods scheme

The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

(h)                    Bad debt relief

The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been disclosed.

(i)                        Self billing

The Company has not entered into any self billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

(j)                        Jurisdictions Outside of the UK

If there have been supplies for VAT or sales tax purposes that would give rise to a VAT or sales tax registration requirement in any jurisdiction outside the UK, the Company has fully met its obligations and liabilities.

22.6             Stamp duty

(a)                     Stamp duty

All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.

(b)                    Stamp duty reserve tax

Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

SCHEDULE PART 4

Part C
Defence Contracts Warranties

1.                          The Company is currently working on one current Defence Contract which has a current value of approximately £12,000.

2.                          Neither the Sellers nor the Company have received any notification in respect of Defence Contracts that the Ministry of Defence, Home Office, DSTL or DPA (“the Defence Bodies”) have decided to limited, restrict, curtail or terminate the awarding of Defence Contracts to the Company.

3.                          Neither the Company nor the Sellers have received any notification from a Defence Body that if the Company was acquired by the Buyer then the awarding of Defence Contracts to the Company would be terminated, restricted, limited or curtailed.

4.                          The Company is not owed any outstanding sums in respect of the Defence Contracts outside of the Company’s normal credit terms.

5.                          No current Defence Contract is known by any of the Sellers to be likely to result in a loss to the Company on completion or performance.

6.                          No current Defence Contract cannot readily be fulfilled or performed by the Company on time or without undue or unusual expenditure of money and effort.

7.                          The terms of all current Defence Contracts of the Company have been complied with by the Company and as far as the Sellers are aware by the other parties to it in all material respects and, as far as the Sellers are aware, there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

8.                          In respect of any current or previous Defence Contracts there are, as far as the Sellers are aware, no outstanding and intimated claims, separately or in the aggregate, of material amounts against the Company in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company under any Defence Contract and no such claims are threatened or anticipated and, as far as the Sellers are aware, there is no matter or fact in existence which might give rise to the same. For the purposes of this sub-clause only, “material” shall mean any claims by any one party which in the aggregate would result in damages in excess of £500 becoming payable by the Company.

9.                          In respect of any current or previous Defence Contract there are no matters in existence which would result in the invalidity of, or grounds for rescission, avoidance or repudiation of it and no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction has been, served upon the Company.

10.                    The Company in April 2006 entered into an enabling agreement with the Defence bodies.

SCHEDULE Part 5

Limitation of Sellers’ liability

Part A

General limitations

1.                          Notwithstanding the provisions of clause 9, the Sellers shall not be liable in respect of a breach of any of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Indemnities or the Tax Deed. Notwithstanding the provisions of clause11, the Sellers shall not be liable in respect of a breach of any of the Indemnities if and to the extent that the loss occasioned thereby has been recovered under the Warranties or the Tax Deed.

2.                          The Sellers shall not be liable under the Warranties:

2.1                   to the extent that the facts which might result in a Claim or possible Claim were Disclosed;

2.2                   to the extent that the subject of the Claim is allowed or provided for or reserved in the Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and (in the case of creditors or debtors) is identified in the records of the Company or to the extent such matter was specifically referred to in the notes to the Accounts; or

2.3                   to the extent that the subject of the Claim is allowed or provided for or reserved in the Completion Accounts or has been included in calculating creditors or deducted in calculating debtors in the Completion Accounts or, in the event that the Completion Accounts have not been agreed or settled in accordance with clause 5 of the Agreement at the time the Buyer intimates its Claim under the Warranties, to the extent that such matter will require to be provided for or reserved or included/deducted in calculating debtors or creditors in the Completion Accounts;

2.4                   to the extent that the subject matter of any Claim has been or is made good to the satisfaction of the Buyer which the Buyer has confirmed in writing;

2.5                   to the extent that any Claim relating only to the Tax Warranties would not have arisen or would have been reduced but for a failure or omission by the Buyer or the Company after Completion to make any claim, election, surrender or disclaimer or give any notice or consent relevant to the computation of a liability to Taxation if such action has been specifically notified to and accepted by the Buyer in writing prior to Completion and incorporated into the Second Disclosure Letter;

2.6                   to the extent that any Claim relating only to the Tax Warranties would not have arisen but for a disclaimer of, or a revision of a claim for, capital or other allowances against Taxation where such revision or disclaimer is caused or made by the Buyer or any company in a group of which the Buyer forms part after Completion;

2.7                   to the extent that any Claim relating only to the Tax Warranties which would not have arisen but for or is increased by any change after Completion in the bases upon which the Accounts were prepared and/or the policies adopted in the preparation of such Accounts (unless such changes were necessary to comply with the generally accepted accounting policies) and/or the date to which such Accounts are prepared;

2.8                   to the extent that the liability in question would not have arisen but for any winding up of the Company or cessation of the Business by the Company after Completion;

2.9                   with regard to any Claim relating only to the Tax Warranties where such liability arises as a result of:-

(i)                        any voluntary disclaimer by the Company after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Accounts and which was Disclosed; or

(ii)                     the voluntary revocation or revision by the Company after Completion of any relief claimed or the entitlement to which was taken into account in preparation of the Accounts and which was Disclosed;

2.10             in respect of any liability to Taxation which arises or is increased as a consequence of any reduced entitlement to the small companies rate of corporation tax where such reduced entitlement results from the Company becoming associated with the Buyer at or following Completion;

2. 11          to the extent that a Claim arises or is increased:

(a)                     wholly or partly from a voluntary act or omission of the Company or the Buyer (or their respective directors but excluding any of the Sellers) on or after Completion which is outside of the ordinary course of business, other than where such an act as is required by law;

(b)                    wholly or partly from an act or omission compelled by law;

(c)                     as a result of any increase or change in rates of Taxation since the Balance Sheet Date;

(d)                    wholly or partly as a result of the passing or coming into force of or any change in any enactment, law (including the common law), regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including extra-statutory concessions of the Inland Revenue/HM Revenue & Customs) after the date hereof whether or not having retrospective effect; or

(e)                     to the extent that the amount of the Claim is attributable to the failure of the Buyer or the Company to take all reasonable steps to mitigate their respective losses in accordance with paragraph 3.8 below;

3.                                                            3.1    The liability of the Sellers in respect of any Claim under the Warranties (other than the Defence Contracts Warranties) and/or the Indemnities:

3.1.1           shall not arise unless and until the amount of such Claim, when aggregated with other Claims of a same or similar nature and based on essentially the same or similar facts, exceeds £2,000 in respect of any single item;

3.1.2           shall not arise unless and until the amount of a Claim complying with 3.1.1 above, when aggregated with the amount of any other such Claim made against the Sellers under this Agreement or under the Tax Deed, exceeds £50,000 in which event all of such Claim or Claims shall be recoverable hereunder (and not just the excess);

For the avoidance of doubt the provisions of clause 3.1 shall not apply to any Claims relating to any of the Tax Warranties.

3.2                   The liability of the Sellers in respect of any Claim under the Warranties shall not (when aggregated with the amount of all other claims under the Warranties, the Indemnities and under the Tax Deed) exceed such sum as represents the aggregate amount of the Initial Consideration and the amount of the Additional Consideration actually due and payable by the Buyer to the Sellers at the time of settlement of the Claim after subtracting from such, aggregate amount the amount at credit of the Company’s bank accounts at the time of Completion.

3.3                   The Buyer acknowledges and agrees that:-

3.3.1           the Warranties and the Indemnities are the only representations given by or on behalf of the Sellers on which the Buyer may rely in entering into this Agreement; and

3.3.2           without prejudice to the Buyer’s contractual rights under the Tax Deed, no other representation made by or on behalf of the Sellers or their agents may form the basis of (or be pleaded in connection with)

any claim by the Buyer under or in connection with this Agreement and/or the Tax Deed.

3.4                   If, in respect of any matter which would otherwise give rise to a Claim under the Warranties or the Indemnities, the Buyer or the Company is entitled to make a claim under any policy of insurance of a type in place at Completion, then no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Buyer or the Company (as the case may be) has made a claim under its insurance. Liability in respect of any such claim shall then he reduced by the amount recovered under such policy of insurance or extinguished if the amount recovered exceeds the amount of the Claim less the costs incurred in obtaining such recovery. The Sellers shall keep the Buyer indemnified in respect of any costs incurred in connection with the Buyer making a claim under its insurance pursuant to this clause.

3.5                   Where the Buyer or the Company is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim under the Warranties or the Indemnities, or where the Buyer or the Company receives any claim from a third party which may result in the Buyer having a Claim, the Buyer shall take all reasonably necessary steps (and for the purpose of this clause taking steps to commence or defend legal proceedings shall be considered a reasonable step) subject to the Sellers indemnifying the Buyer from the costs concerned to enforce such recovery from such other person or to resist such, claim (as the case my be) before making a Claim. If the Buyer recovers any amount from such a third party, the amount of the Claim shall then be reduced by the amount recovered or be extinguished if the amount recovered exceeds the amount of the Claim. The Sellers shall keep the Buyer indemnified in respect of any costs incurred in connection with the Buyer’s obligations pursuant to this clause.

3.6                   If the Sellers (or either one of them) at any time pays to the Buyer an amount pursuant to a Claim under the Warranties or the Indemnities and the Buyer and/or the Company subsequently becomes entitled to recover from a third party any sum in respect of the matter giving rise to such Claim, the Buyer shall take all reasonably necessary steps (and for the purposes of this clause taking steps to commence legal proceedings shall be considered a reasonable step) to enforce such recovery, and shall repay to the Sellers (in the proportions provided in part 1 of the Schedule) as soon as reasonably practicable the amount paid to the Buyer by the Sellers which, is subsequently recovered from such third party. The Sellers shall keep fee Buyer indemnified in respect of any costs incurred in connection with the Buyer’s obligation pursuant to this clause.

3.7                   The Buyer shall inform, or shall procure that the Company shall inform, the Sellers in writing of any claim by any third party which comes to the notice of the Buyer or the Company where it appears that the Sellers are likely to become liable under the Warranties, the Indemnities or the Tax Deed within 28 days from the date on which such claim from a third party comes to the notice of the Buyer or the Company, and the Buyer shall keep the Sellers (or the Sellers’ Solicitors) informed of all material developments which would affect the amount of recovery. The Buyer shall take (and shall procure that the Company takes) such action to avoid, resist, appeal, compromise or contest the liability as the Sellers may request. The Buyer will (and shall procure that the Company and their respective professional advisers will) make available to the Sellers (or their professional advisers) all such information as the Sellers may reasonably require for avoiding, disputing, resisting, appealing, compromising or contesting any such liability provided that no documentation or information comprising advice from, the Buyer’s professional advisors regarding any Claim against the Seller’s in respect of the subject matter of the Claim shall be disclosed.

3.8                   The parties agree that the Buyer shall have a duty to mitigate its loss in respect of any matter giving rise to a Claim, and shall have a duty to exercise its powers in relation to the Company to procure that the Company mitigates its loss in respect of any matter giving rise to a Claim by the Buyer.

3.9                   If any Claim arises by reason of some liability of the Company which, at the time such Claim is notified to the Sellers, is contingent only or otherwise not capable of being quantified, the Sellers shall not be under any obligation to make any payment in respect of such Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that such claim has been notified to the Sellers in accordance with either part B or part C (as applicable) of this part of the Schedule and provided that in such contingent and unqualified cases the six month period referred to in part B or C (as applicable) of this part of the Schedule shall only start to run from when such Claim ceased to be contingent or become quantified.

3.10             In calculating the liability of the Sellers in respect of any Claim, there shall be deducted the amount by which any Taxation for which the Company would otherwise have been liable is reduced or extinguished as a result of the matter giving rise to the Claim.

3.11             In respect of any Claim which is dealt with, in accordance with paragraphs 3.4 or 3.5 of this part of the Schedule, the Buyer will notify the Sellers of the Claim in accordance with paragraph 4 or paragraph 5 of this part of the Schedule (as applicable) but the six month period allowed for the commencement of court actions as set out in the said paragraphs 4 or 5 shall not start to run until final determination of the matter set out in the said paragraphs 3.4 or 3.5 (as the case may be) takes place and the monies concerned are paid to the Buyer or the Company under the said paragraphs 3.4 or 3.5.

Part B

Timescale for Non-taxation Warranties Claims

4                             The liability of the Sellers in respect of any Claim under the Warranties (other than the Tax Warranties) or under the Indemnity contained in clause 11.1.1 shall cease on the expiry of the period of 24 months following Completion, except in respect of matters which have been the subject of a bona fide written Claim which is made before the relevant date by or on behalf of the Buyer to the Sellers giving reasonable details of all material aspects of the Claim including the Buyer’s bona fide estimate of the amount thereof. Any such Claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Sellers.

Part C

Timescales for Tax Warranties Claims

5.                          The liability of the Sellers in respect of any claim under the Tax Warranties or under the Indemnity contained in clause 11.1.2 or under the Tax Deed shall cease on the seventh anniversary of Completion except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date by or on behalf of the Buyer to the Sellers giving reasonable details of all material aspects of the claim including the Buyer’s bona fide estimate of the amount thereof. Any such claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within six months of such notification to the Sellers.

Part D
Other provisions

6.                          The rights of the Buyer in respect of a breach of any of the Warranties shall not be affected by Completion.

7.                          This part 5 of the Schedule which, inter alia, regulates or otherwise affects the liability of the Sellers shall remain in full force and be fully applicable in all circumstances and, in particular (but without limitation), shall not be discharged in whole or in part by any breach of any of the Warranties or any claim against the Sellers in respect of the Warranties, the Indemnities or the Tax Deed, whatever its nature or consequences, nor by any other matter whatsoever.

SCHEDULE Part 6

Completion

Part A

1.                          Seller’s obligations

On Completion, the Sellers shall deliver to the Buyer:

1.1                   certificates from each of the banks at which the Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day prior to Completion.

1.2                   the cash book balances of the Company as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company as shown by the certificates referred to in paragraph 1.1;

1.3                   the cheque books relating to all the bank accounts of the Company together with confirmation that no cheques have been written by the Company since preparation of the statements referred to in paragraph 1.1;

1.4                   all charges mortgages, debentures to which the Company is a party together with duly sealed discharges and (where applicable) forms No. 419a duly sworn and completed in respect of the same and any covenants in connection with them;

1.5                   the Tax Deed duly executed as a deed by the Sellers;

1.6                   transfers of the Shares duly executed by the registered holders thereof in favour of the Buyer or its nominee(s) together with the relevant share certificates in the names of such registered holders:

1.7                   such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under part A of this part 6 of the Schedule has been executed) in the agreed terms to enable the Buyer and its nominee(s) to be registered as the holders of the Shares;

1.8                   irrevocable powers of attorney in the agreed terms executed by each of the holders of the Shares in favour of the Buyer or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Shares) to exercise all voting and other rights attaching to the Shares and to appoint proxies for this purpose:

1.9                   the statutory registers and minute books properly written up upto the time immediately prior to Completion, the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company;

1.10             the documents of title to the Properties;

1.11             the written resignations in the agreed terms of all the Directors (except Richard Lamotte) and the secretary of the Company from their respective offices, such resignations to take effect from Completion;

1.12             the written resignation of the auditors of the Company in the agreed terms to take effect from Completion containing the statements referred to in section 394(1), CA 85 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2), CA 85 at the respective registered offices of the Company; and

1.13             a Service Agreement in the agreed form executed by Richard Lamotte;

1.14             a confirmatory Intellectual Property Assignment in the agreed form executed by Richard Lamotte;

1.15             the Agreement for Lease duly signed by the landlord of the New Property together with an unsigned copy of the New Lease;

1.16             the Vision Agreement; and

1.17             evidence that Richard Lamotte has resigned as a director of Vision.

Part B

2.                          Buyer’s obligations

2.1                   On Completion, the Buyer shall deliver to the Sellers evidence reasonably satisfactory to the Sellers of the fulfilment of the conditions set out in clause 2.1.

2.2                   On Completion the Buyer shall pay the Initial Cash Consideration.

2.3                   On Completion the Buyer shall allot the Initial Subscription Shares to the Sellers on the basis that the Buyer’s registrars will forward to the Sellers the share certificates relating to the Initial Subscription Shares as soon as reasonably practicable after Completion and in any event within 28 days.

Part C

On Completion, the Sellers shall cause a board meeting of the Company to be held at which:

1.                          the transfers referred to in 1.6 of part A hereof shall be passed for registration and registered (subject to being duly stamped, which shall be at the cost of the Buyer);

2.                          persons nominated by the Buyer (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors and appointed secretaries

3.                          the resignations referred to in 1.11 and 1.12 of part A hereof shall be tendered and accepted so as to take effect at the close of the meeting;

4.                          a service agreement shall be entered into between the Company and Richard Lamotte;

5.                          a confirmatory intellectual property assignment shall be entered into between the Company and Richard Lamotte.

6.                          the secretary shall resign and Stephen Young shall be appointed in his place;

7.                          all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Buyer may require;

8.                          the registered office shall be changed to Unit K, Tayside Software Centre, Invergowrie, Dundee;

9.                          the accounting reference date shall be changed to 31st March; and

10.                    Messrs. Deloittes shall be appointed auditors.

SCHEDULE Part 7

Intellectual Assets

MASTER LIST STANDARD OPERATING PROCEDURE MANUALS

Code Number	Title	Issue Number	Next Review

SOP/MAN/001	Management Review, Internal Communication and quality planning within Alchemy

SOP/MAN/002	Sales Ordering and Invoice.

SOP/MAN/003	Documentation, Change Control and Records

SOP/MAN/004	Purchasing and Receipt of Products.

SOP/MAN/005	Control and Purchase Invoices and Material.

SOP/MAN/006	Product Identification and Traceability.

SOP/MAN/007	Production Process Control.

SOP/MAN/008	Guidelines on Data Recording.

SOP/MAN/009	Measurement Analysis and Improvement of the Quality Management System.

SOP/MAN/010	Management of Personnel and Training.

SOP/MAN/0l1	Packaging and Delivery of Completed Work.

SOP/MAN/012	Control of Equipment and Monitoring and Measuring devices.

SOP/MAN/013	Project Management.

SOP/MAN/014	Operating procedure for Business Development.

SOP/MAN/015	Security Procedures within Alchemy.

SOP/MAN/016	Validation of Raw Materials.

SOP/MAN/017	Internet Policy.

SOP/MAN/018	CAPA.

SOP/MAN/019	Change Control.

SOP/MAN/020	Draft — Process Validation.

SOP/MAN/021	Product Risk Management.

SOP/MAN/022	Risk Assessment Equipment.

SOP/LAB/001	Laboratory Environment Maintenance.

SOP/LAB/002	Laboratory Equipment Calibration / Monitoring.

SOP/LAB/003	Use of Infectious material and cleaning Bio Hazard Laboratory (BioLab).

SOP/LAB/004	Humidity Control of Alchemy Products and Manufacture Process.

SOP/LAB/005	Dispatch / Packaging Procedure.

SOP/QAU/001	Conducting and Reporting Quality Inspections.

PR0/QMS/001	Alchemy Process Overview.

MAN/010	Alchemy Project Flow.

PR0/QMS/002	Goods Inwards Process.

PR0/QMS/003	Packaging and Dispatch Process.

PR0/QMS/004	Labelling and Dispatch process.

SOP/EQU/001	Isoflow R2R Reagent Operating System	Issue 3	14 Sept 05

SOP/EQU/002	Bosch Refrigerator / Freezer.	Issue 01	13 Sept 07

SOP/EQJ/003	Unitemp Drying Cabinet.	Issue 01	19 Sept 07

SOP/EQU/004	Millipore Water Purification System.	Issue 1	05 Oct 05

SOP/EQU/005	Kinematic.	Issue 01	19 Sept 07

SOP/EQU/006	Dingli Membrane Sealing Machine.	Issue 01	13 Sept 07

SOP/EQU/007	Laminator.	1	04 Oct 05

SOP/EQU/008	S-100 Slitter.	1	03 Get 05

SOP/EQU/009

SOP/EQU/010	IKA Stirrers.	1	26 Sept 05

SOP/EQU/011	Naano Lamintor.	1	26 Sept 05

SOP/EQU/012	Vacuum Chamber.	draft	26 Sept 05

SOP/EQU/013	Bell Jar Vacuum Chamber.	1	03 Oct 05

SOP/EQU/014	Bubble point.	draft

SOP/EQU/015	Spectrophotometer.	draft

BMR’s for THC Project 016

MBR THC 001	Preparation of release pad buffer

MBR THC 002	Release pad cutting and coating.

MBR THC 003	Prepartion of hpaten line buffer.

MBR THC 004	Preparation of test and control line buffer.

MBR THC 005	Cutting and assembly of the notrocellulose and top pad.

MBR THC 006	Preparation of control line antibody.

MBR THC 007	Preparation of test line antibody

MBR THC 008	Preparation of hapten conjugate.

MBR THC 009	Coating and drying of cards.

MBR THC 010	Preparation of J40 gold conjugate.

MBR THC 011	Preparation of gold conjugate re-suspension buffer.

MBR THC 012	Preparation of 1gYgold conjugate.

MBR THC 013	Spraying and drying of gold conjugates.

MBR THC 014	QC testing of the hapten.

MBR THC 015	QC testing of the J40 gold conjugate.

MBR THC 016	Assembly and storage of final cards.

MBR THC 017	QC of new batch of membrane.

MBR THC 018	Drying of dessicants.

MBR THC 019	Preparation of standards

MBR THC 020	QC of cards and gold pads.

MBR THC 021	Drying of top absorbent pad and wicking pad.

VP No

VP 001	Validation Plan for Contract Manufacture of components for Genesis Fertell Male and female fertility devices.
VP 002
VP 003
VP 004
VP 005
YP 006
VP 007
VP 008
VP 009
VP 010
VP 011
VP 012
VP 013
VP 014
VP 015
VP 016
VP 017
VP 018
VP 019
VP 020
VP 021
VP 022
VP 023
VP 024

VP 025
VP 026
VP 027
VP 028
VP029
VP 030

No.	Title	Next Review	MGMT Code	Approval Date

ECO 001	Preparation of release pad buffer	22 March 05	RL	22 March 02

ECO 002	Prelease pad cutting and coating	22 March 05	RL	22 March 02

ECO 003	Preparation of test line coating buffer	22 March 05	RL	22 March 02

ECO 004	Preparation of standard running buffer	22 March 05	RL	22 March 02

ECO 005	Cutting and assembly of the nitrocellulose and top pad	22 March 05	RL	22 March 02

ECO 006	Preparation of GD2 gold conjugate	22 March 05	RL	22 March 02

ECO 007	Preparation of Rhizoctonia test line antibody	22 March 05	RL	22 March 02

ECO 008	Coating and drying of cards	22 March 05	RL	22 March 02

ECO 009	Spraying and drying of Rhizoctonia gold conjugate pads	22 March 05	RL	22 March 02

ECO 010	Assembly and storage of final cards	22 March 05	RL	22 March 02

ECO 011	QC of new batch of membranes	22 March 05	RL	22 March 02

ECO 012	Preparation and Calibration of standards	22 March 05	RL	22 March 02

ECO 013	QC of Rhizoctonia cards and gold pads	22 March 05	RL	22 March 02

ECO 014

EQ No	TitleDate	Authorisation	Copies	Area

001	Isoflow R2R IQOQPQ	25 Aug 05	20 Sept 05	1 Office

002	Onmitech Laminator	N/A

003	Dingli Sealing Machine	30 Sept 05	04 Oct 05	1 Office

004	Milli Q Water EQU144	8 Dec 05	09 Dec 05	1 Office

005	Kinematic Matrix 2360	07 Oct 05	11 Oct 05	1 Office

006

007	Unitemp Drying Cabinet	30 Sept 05	03 Oct 05	1 Office

008

009	Bosch Refrigerator Freezer	29 Sept 05	03 Oct 05	1 Office

010	Slitter	11 Oct 05

011	Nano Laminator	07 Oct 05	11 Oct 05	1 Office

012

013

014

015	Milli Q Water EQU174	08 Dec 05	09 Dec 05	1 Office

016

017

BMRs for Buffer Preparation

Old SOP No.	CODE	No.	Title

SOP004	MBR	BUF 001	Preparation of borate buffered saline pH8
SOP005	MBR	BUF 002	Preparation of 1 %gold chloride
SOP006	MBR	BUF 003	Preparation of sodium citrate
SOP007	MBR	BUF 004	Preparation of 50mM Mops
SOP008	MBR	BUF 005	Preparation of 10% BSA
SOP009	MBR	SUF 006	Preparation of 0.2M Potassium Carbonate

SOP018	MBR	BUF 007	Preparation of 1M NaCI
SOP060	MBR	BUF 008	Preparation of 5X PBS
SOP012	MBR	BUF 009	Preparation of standard gold resuspension buffer
N/A	MBR	BUF 010	Preparation of 2mM Borate gold resuspension buffer
(tween 2)
N/A	MBR	BUF 011	Preparation of gold resuspension buffer tris / saline
+ 1% BSA
N/A	MBR	BUF 012	Preparation of 2mM Borate gold resuspension buffer
(tween 8)
N/A	MBR.	BUF 013	Preparation of Dräger gold resuspension buffer.
014

Conjugation

BMRs

Old SOP No.	Code	No.	Title

SOP085b		CON 001	Preparation of gold conjugates
SOP 014	MBR	CON 002	Preparation of Irrelevant control gold conjugate
SOP101	MBR	CON 003	Preparation of Dräger 13 A4 gold conjugate
7A1 drager	MBR	CON 004	Preparation of Dräger 7A1 gold conjugate
Strep A	MBR	CON 005	Preparation of Strep A gold conjugate
NA	MBR	CON 006	Preparation of Anti-Biotin gold conjugate
NA	MBR	CON 007	Preparation of Anti-BZO gold conjugate
NA	MBR	CON 008	Preparation of Anti-Human 1gG gold conjugate 1
NA	MBR	CON 009	Preparation of Anti-BZE gold conjugate
NA	MBR	CON 010	Preparation of Goat anti-mouse gold conjugate
NA	MBR	CON 011	Preparation of protein A gold conjugate
	MBR	012
	MBR	CON 013	Production Conjugates

General BMRS

Old SOP No.		No.	Title

SOP003	MBR	GEN 001	Purification of mouse serum for irrelevant IgG
SOP029	MBR	GEN 002	Preparation of Anti-Mouse for control line antibody
SOP031	MBR	GEN 003	Validation of anti-mouse control line antibody
SOP088	MBR	GEN 004	Validation of new MDI membrane (SS12)
SOP 100	MBR	GEN 005	Preparation of aggregated horse IgG
GEN016	MBR	GEN 006	Drying of dessicants
GEM022	MBR	GEN 007	Drying of samples and top pad
SOF095	MBR	GEN 008	Use of Dynapro

SOP238	MBR	GEN 009	Antibody searching on Internet
SOP221	MBR	GEN 010	Purification of lgY from Egg Yolks
SOP087	MBR	GEN 011	Guidelines to Alchemy Drugs Policy
SOP102	MBR	GEN 012	Alchemy Lab’s Security
	MBR	GEN 013	Preparation of Casein stock (5%)
	MBR	GEN 014	Buffer manufacture
	MBR	GEN 015	Sample Pad Manufacture
	MBR	GEN 016	Conjugate Pad Manufacture using R2R
	MBR	GEN 017	Conjugate Pad Manufacture
	MBR	GEN 018	Spraying Gold onto Conjugate Pads
	MBR	GEN 019	Coating of the Nitrocellulose Membranes
	MBR	GEN 020	Assembly of tests
	MBR	GEN 021	QC / Validation of Test Components or Final tests
	MBR	GEN 022	Standard Preparation
	MBR	GEN 023	Blocking NC
	MBR	GEN 024
	MBR	GEN 025	T gel purification
	MBR	GEN 026	Product Preparation
	MBR	GEN 027	Humidity Monitoring
	MBR	GEN 028	Vacuum Chamber guidelines

			Note new titles for 001-010 15 OCT 02 FM

SOP074	HCG	001	Standards running buffer
SOP089	HCG	002	Release Pad Buffer
SOP090	HCG	003	Release Pad cutting and coating
SOP091	HCG	004	Preparation of test line antibody
SOP092	HCG	005	Preparation of control line buffer
SOP093	HCG	006	Preparation of Control Line Antibody
SOP094	HCG	007	Preparation and pre coating testing of test line on NC
SOP071	HCG	008	Cutting and assembly of NC and cards
SOP073	HCG	009	Cutting and assembly of the top pad
SOP072	HCG	010	Coating and drying of cards
	HCG	011	Spraying and drying gold conjugate
	HCG	012	Preparation of Standards
	HCG	013	Assembly and storage of final cards
	HCG	014	Spraying and drying of blood separation pads
	HCG	015	PBS blood running buffer
	HCG	016	Drying of dessicants
	HCG	017	Final QC of test sticks laminated
	HCG	018	Drying of top and bottom pads
	HCG	019	Preparation of sample pad buffer
	HCG	020	Cutting and coating of sample pads

BMRs for RPR

Old SOP No.	Code	No.	Title
NA	MBR	RPR 001	10X VDRL saline
NA	MBR	RPR 002	Carbon in Alcoholic antigen
NA	MBR	RPR 003	40% Choline chloride
NA	MBR	RPR 004	0.125M EDTA solution
NA	MBR	RPR 005	5X Phosphate azide
NA	MBR	RPR 006	8.75% Sutcliffe – Speakman carbon suspension
NA	MBR	RPR 007	RPR Cardon antigen

BMRs for Gold

Old SOP No.	Code	No.	(b) Title

SOP010	MBR	GOL 001	Preparation of 600ml 20nm colloidal gold
SOP011	MBR	GOL 002	Preparation of 20nm colloidal gold
	MBR	GOL 003	Preparation of Alchemy 40nm gold colloid
	MBR	GOL 004	Preparation of 1.0L 20nm gold colloid

BMRs for Malaria Project

Old SOP No.	Code	No.	(c) Title

SOP001	MBR	MAL 001	Purification of PTL3 Ascites
SOP002	MBR	MAL 002	Purification of C1-13 IgG Malaria Ascites
SOPO13	MBR	MAL 003	Preparation of Malaria C1-13 gold conjugate
SOPO15	MBR	MAL 004	Preparation of running buffer for falciparum Malaria
ICS test
SOP016	MBR	MAL 005	Coating of test and control lines
SOP017	MBR	MAL 006	QC of coated test cards
SOP024	MBR	MAL 007	Quality Control of Malaria Cl-13 gold
SOP027	MBR	MAL 008	Preparation of malaria standards
SOP013b	MBR	MAL 009	Data recording of coating of Malaria gold pads

BMRs for AMP Project 027

SOP No. Old SOP No.	Code	No.	(d) Title

NA	BMR	AMP 001	Preparation of release pad buffer
NA	BMR	AMP 002	Release pad cutting and coating
NA	BMR	AMP 003	Preparation of hapten line buffer
NA	BMR	AMP 004	Preparation of test and control line buffer
NA	BMR	AMP 005	Cutting and assembly of the nitrocellulose and top
pad
NA	BMR	AMP 006	Preparation of control line antibody

NA	BMR	AMP 007	Preparation of test line antibody
NA	BMR	AMP 008	Preparation of hapten
NA	BMR	AMP 009	Coating and drying of cards
NA	BMR	AMP 010	Preparation of amphetamine gold conjugate
NA	BMR	AMP 011	Preparation of Methamphetamine gold conjugate
NA	BMR	AMP 012	Preparation of gold conjugate re-suspension buffer
NA	BMR	AMP 013	Preparation of igY control gold conjugate
NA	BMR	AMP 014	Spraying and drying of gold conjugates
NA	BMR	AMP 015	QC testing of the hapten
NA	BMR	AMP 016	QC testing of the amphetamine and meth gold
conjugates
NA	BMR	AMP 017	Assembly and storage of final, cards
NA	BMR	AMP 018	QC new batch of membrane
NA	BMR	AMP 019	Drying of dessicants
NA	BMR	AMP 020	Preparation of standards
NA	BMR	AMP 021	QC of cards and gold pads
NA	BMR	AMP 022	Drying of top absorbent pad and wicking pad.
NA	BMR	AMP 023	Saliva sample pad cutting and coating

BMR 038-2HR

SOP NO. Old SOP No.	Code	No.	(e) Title

NA	038-	001	Weekly Time sheet for manufacturing H.resinae cards
	2HR
NA	038-	002	Preparation of rlease pad buffer
	2HR
NA	038-	003	Rlease pad cutting and coating
	2HR
NA	038-	004	Preparation of running buffer
	2HR
NA	038-	005	Preparation of control line buffer
	2HR
NA	038-	006	Preparation of control line antibody
	2HR
NA	038-	007	Preparation of test line buffer
	2HR
NA	038-	008	Preparation of test line antigen for “Low” device
	2HR
NA	038-	009	Preparation of test line antigen for “High” device
	2HR
NA	038-	010	Cutting and assembly of nitrocellulose and top pad
	2HR		onto backing card
NA	038-	011	Coating drying and testing of H.resinae cards
	2HR

NA	038-	012	Purification of $2161 using protein A
	2HR		chromatography
NA	038-	013	Preparation of gold conjugate from S2161 purified
	2HR		antibody
NA	038-	014	Spraying and drying of H.resinae gold conjugate pads
	2HR
NA	038-	015	Assembly and storage of the final cards
	2HR
NA	038-	016	Quality Control of new batch of nitocellulose
	2HR		membrane
NA	038-	017	QC of cards and gold pads
	2HR
NA	038-	018	Cutting and packaging and final QC of test sticks
	2HR
NA	038-	019	Cutting and packaging and final QC of test sticks
	2HR		record sheets
NA	038-	020
	2HR
NA	038-	021	Cutting / packaging and final QC
	2HR

1.2       NOTES TEMPLATE AND DRAFTS

DSTL Training Tests Draft

FSH Draft Application Notes

HIV 1&2 Rapid Test Application Notes 3

HR Rapid Test Application Notes vl .2

Malaria Application Notes v1 .7 200305

Pan Malaria NBI Application Notes v1.0

RPS IgE Application Notes

Solarum IgE Rapid Test Application Notes

Syphilis Test Application Notes

1.3       UPDATED NOTES FOR FORMAL ISSUE

Application Notes hCGv l.2

Calprotectin App Notes v1.1

HbsAg Application Notes v1.3

1.4       ARCHIVE

Application Notes hCGvl

Application Notes hCGvl.1 (pregnancy test)

Calprotectin App Notes

HbsAg Application Notes v1.2.

HR Rapid Test Application Notes v2

HR Rapid Test Application Notes v2.2

Malaria Application Notes vl.6 200305

Pan Malaria NBI Application Notes draft

In relation to the foregoing documents, the Company also holds various documents which may constitute know how, methods and manufacturing documentation in respect of the following projects, but such documents are not separately indexed:-

Project Number	Project Title	Comments
001	HCG
002	BAR 4
003	Chlamydia
004	Malaria
005	HpAg
006	Atrazine
007	Cry1 AB
008	HbsAg
009	Hp Ab
010	SCIS
011	Hep B EIA
012	THPA
013	PVY
014	Cry 2a
015	Gold
016	THC
017	S&S
018	Trin
019	ABC Leaf virus
020	DERA-	UK-Restricted
021	FSH

022	Vitalin
023	Vision
024	DERA -	UK-Restricted
025	DERA -	UK-Restricted
026	Genosis Conjugate Spraying study
027	AMP
028	Mastitis
029	Genosis FSH Latex
030	Malaria —Vivax
031	Syphilis
032	Anti Ig Gold
033	ISO 9001-2000
034	BZE
035	ECO
036	Amplified Gold
037	Genosis Male Fertility
038	Guildhay HR
039	DSTL	UK-Restricted
040	DSTL	UK-Restricted
041	DSTL	UK-Restricted
042	Dako Gastro/ Rota/Adeno
043	DSTL	UK-Restricted
044	Mediwatch PSA
045	Trans hCG
047	Dengue Virus	Background information only
048	Alpha fetaprotein	Not started
049	DSTL	UK-Restricted
050	DSTL	UK-Restricted
051	Cozart Gold
052	Rapiscan DSTL fort Halstead	UK-Restricted
053	DSTL	UK-Restricted
054	DSTL	UK-Restricted
055	DSTL	UK-Restricted
056	DSTL	UK-Restricted
057	DSTL	UK-Restricted
058	Calprotectin
059	DSTL clinical samples conversion	UK-Restricted
060	Automation of Gold Production
061	Cozart R2R
062	DSTL	UK-Restricted
063	DSTL	UK-Restricted
064	DSTL	UK-Restricted
065	DSTL	UK-Restricted
066	To IgE
067	Hycor TPO
068	Ecoli detection test
069	Transglutaminase
070	ECO-IgA
071	FEMA Taguchi analysis
072	DSTL Rembinanat Ab	UK-Restricted
073	Memebrane evaluation Whatman
074	Calprotectin 3 line
075	H pylori

076	Amphetamine Dragerwork
077	Sheep Ab purification
078	scFv Ab evaluation	UK-Restricted
079	Development Internal Procedures
080	PSA Manufacture Validation
081	Sol IgE Test
082	Cocaine Conjuagtion Improvement
083	Lactoferrin
084	SPR Feasibility
085	Pan malaria Test
086	Alchemy Internal project
087	AMP Draeger Dof A
088	MethAMP
089	Legionella — Water
090	Legionella — Urine
091	Genosis
092	Sec IgE
093	SIMS DSTL	UK-Restricted
094	Nv2
095	DSTL Immuno pcr	UK-Restricted
096	HIV validation
097	White Spot Syndrome Virus
098	Conjugation Kit
099	Adiponectin
100	Intact Proinsulin
101	Hs CRP
102	Trichoderma
103	LOST
104	THC Hapten Purification
105	Dust Mite Conjugation optimisation
106	Bio Bars	UK-Restricted
107	Feasibility combining E and B Kits	UK-Restricted

SCHEDULE Part 8

Basis for preparation of the Completion Accounts

1.         General requirements

Subject to the provisions of paragraphs 2 to 4 hereof, the Completion Accounts shall be prepared under the historical cost convention and in accordance with accounting principles generally accepted in the United Kingdom (including Accounting Standards) and subject as aforesaid, on a basis consistent with the audited consolidated balance sheet and profit and loss account of the Company made up to the Balance Sheet Date. Paragraphs 2 and 3 shall have priority over paragraph 4.

2.         Balance Sheet

Unless already taken into account, the following principles shall be observed in drawing up the balance sheet which is to form part of the Completion Accounts:

2.1      sums receivable in respect of debtors shall not be included at sums higher than the amounts collectable, making appropriate provision for doubtful debts;

2.2      stocks and work-in-progress shall be valued at the lower of cost and net realisable value, subject to the requirement (if applicable) to adhere to any adjustment required in order to comply with UITF40;

2.3      liabilities shall include accruals at the close of business on the date of Completion;

2.4      no value shall be attributable to goodwill or any other intangible asset;

2.5      land and buildings and other fixed assets shall be included at their net book value as at the Balance Sheet Date (or at cost if purchased after the Balance Sheet Date) less depreciation on cost at the following rates:

(a)       furniture, fittings and equipment - 25% per annum reducing balance; and

(b)       laud and buildings- 2% per annum straight line.

2.6      full provision shall be made for all Taxation, including deferred taxation.

3.         Profit and loss account

Unless already taken into account, the following principles shall be observed in drawing up the profit and loss account of the Company which, is to form part of the Completion Accounts:

3.1      there shall be included (and separately identified within the trading results) any profits, gains or losses arising from any disposal of any immovable property or from any revaluation of immovable property or surpluses or deficits arising on currency transactions, whether or not such profits, gains, losses, surpluses or deficits are treated in the Completion Accounts as items of an extraordinary or exceptional nature;

3.2      depreciation shall be deducted on the basis and by reference to the percentages mentioned in paragraph 2.5 above;

3.3      any Taxation on profits shall be deducted; and

3.4      the profits or losses shall be computed before paying any dividend or making appropriations of profit or allocations to or from reserves and before deducting any extraordinary item or making any prior year adjustment, as defined in FRS

4.         True and fair view

The Completion Accounts shall show a true and fair view of the state of affairs of the Company at the close of business on the date of Completion and of the profits of the Company for the period beginning on the day immediately following the Balance Sheet Date and ending on the date of Completion.

5.         Changes in Accounting Standards

Unless otherwise taken into account in accordance with the preceding provisions of this Schedule, the Completion Accounts shall be prepared without regard to any changes in Accounting Standards from those applied in the preparation of the Accounts.

/s/ Richard Lamotte	/s/ Richard Lamotte
Richard Lewis Lamotte	Fiona Sylvia Ormond Lamotte
(per hour attorney)

/s/ Julian Baines	/s/ Illegible
Director, BBI Holdings plc	Company Secretary, BBI Holdings plc

SIGNED by JULIAN BAINES	/s/ Julian Baines
For and on behalf of BBI HOLDING PLC

Signed by RICHARD LEWIS LAMOTTE

Signed by FIONA SYLVIA ORMOND LAMOTTE

SIGNED by JULIAN BAINES
For and on behalf of BBI HOLDING PLC

Signed by RICHARD LEWIS LAMOTTE	/s/ Richard Lamotte

Signed by FIONA SYLVIA ORMOND LAMOTTE	/s/ Richard Lamotte
(as attorney for Fiona Sylvia Ormond Lamotte)